                                                                     Exhibit 4.1

                                                                  EXECUTION COPY
                                                                  --------------


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                                 $200,000,000

                               CREDIT AGREEMENT

                                     AMONG

                                  MIDAS, INC.

                                      and

                       MIDAS INTERNATIONAL CORPORATION,

                                 as Borrowers,

                           THE LENDERS NAMED HEREIN,

                      THE FIRST NATIONAL BANK OF CHICAGO,

                           as Administrative Agent,

                                      and

                          CREDIT SUISSE FIRST BOSTON,

                                  as Co-Agent

                                  DATED AS OF

                               January 22, 1998

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--------------------------------------------------------------------------------

                                  Arranged By

                      FIRST CHICAGO CAPITAL MARKETS, INC.

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I  DEFINITIONS...........................................................   1

ARTICLE II  THE FACILITY.........................................................  17
     2.1.   The Facility.........................................................  17
            2.1.1.  Description of Facility......................................  17
            2.1.2.  Facility Amount..............................................  18
            2.1.3.  Availability of Facility.....................................  18
            2.1.4.  Advances to Midas............................................  18
     2.2.   Ratable Advances.....................................................  18
            2.2.1.  Ratable Advances.............................................  18
            2.2.2   Ratable Advance Rate Options.................................  18
            2.2.3.  Method of Selecting Types and Interest Periods for
                    Ratable Advances.............................................  18
            2.2.4.  Conversion and Continuation of Outstanding Ratable Advances..  19
     2.3.   Competitive Bid Advances.............................................  20
            2.3.1.  Competitive Bid Option.......................................  20
            2.3.2.  Competitive Bid Quote Request................................  20
            2.3.3.  Invitation for Competitive Bid Quotes........................  21
            2.3.4.  Submission and Contents of Competitive Bid Quotes............  21
            2.3.5.  Notice to Applicable Borrower................................  22
            2.3.6.  Acceptance and Notice by Applicable Borrower.................  22
            2.3.7.  Allocation by Administrative Agent...........................  23
     2.4.   Availability of Funds................................................  23
     2.5.   Facility Fee; Reductions in Aggregate Commitment.....................  23
     2.6.   Minimum Amount of Each Advance.......................................  24
     2.7.   Optional Principal Payments..........................................  24
     2.8.   Mandatory Prepayments................................................  24
     2.9.   Changes in Interest Rate, etc........................................  24
     2.10.  Rates Applicable After Default.......................................  25
     2.11.  Method of Payment....................................................  25
     2.12.  Telephonic Notices...................................................  25
     2.13.  Noteless Agreement; Evidence of Indebtedness.........................  25
     2.14.  Interest Payment Dates; Interest and Fee Basis.......................  26
     2.15.  Notification of Advances, Interest Rates, Prepayments,
            Commitment Reductions and Issuance Requests..........................  26
     2.16.  Lending Installations................................................  27
     2.17.  Non-Receipt of Funds by the Administrative Agent.....................  27
     2.18.  Facility Letters of Credit...........................................  27
            2.18.1. Issuance of Facility Letters of Credit.......................  27
            2.18.2  Participating Interests......................................  28
            2.18.3  Facility Letter of Credit Reimbursement Obligations..........  28

            2.18.4  Procedure for Issuance.......................................  30
            2.18.5  Nature of the Lenders' Obligations...........................  30
            2.18.6  Facility Letter of Credit Fees...............................  31

ARTICLE III CHANGE IN CIRCUMSTANCES..............................................  31
     3.1.   Yield Protection.....................................................  31
     3.2.   Changes in Capital Adequacy Regulations..............................  32
     3.3.   Availability of Types of Advances....................................  33
     3.4.   Funding Indemnification..............................................  33
     3.5.   Taxes................................................................  33
     3.6.   Lender Statements; Survival of Indemnity.............................  35
     3.7.   Mitigation of Additional Costs or Adverse Circumstances..............  35

ARTICLE IV  CONDITIONS PRECEDENT.................................................  36
     4.1.   Initial Loans and Facility Letters of Credit.........................  36
     4.2.   Each Future Advance and Facility Letter of Credit....................  38

ARTICLE V  REPRESENTATIONS AND WARRANTIES........................................  38
     5.1.   Corporate Existence and Standing.....................................  38
     5.2.   Authorization and Validity...........................................  39
     5.3.   No Conflict; Government Consent......................................  39
     5.4.   Financial Statements.................................................  39
     5.5.   Material Adverse Change..............................................  40
     5.6.   Taxes................................................................  40
     5.7.   Litigation and Contingent Obligations................................  40
     5.8.   Subsidiaries.........................................................  40
     5.9.   ERISA................................................................  40
     5.10.  Accuracy of Information..............................................  41
     5.11.  Compliance With Laws; Material Agreements............................  41
     5.12.  Federal Reserve Regulations..........................................  41
     5.13.  Investment Company Act...............................................  41
     5.14.  Public Utility Holding Company Act...................................  41
     5.15.  Plan Assets; Prohibited Transactions.................................  41

ARTICLE VI COVENANTS.............................................................  42
     6.1.   Financial Reporting..................................................  42
     6.2.   Use of Proceeds......................................................  43
     6.3.   Notice of Default....................................................  43
     6.4.   Conduct of Business..................................................  43
     6.5.   Taxes................................................................  43
     6.6.   Insurance............................................................  44
     6.7.   Compliance with Laws.................................................  44
     6.8.   Maintenance of Properties............................................  44
     6.9.   Inspection...........................................................  44
     6.10.  Indebtedness.........................................................  44

     6.11.  Merger...............................................................  45
     6.12.  Sale of Assets.......................................................  45
     6.13.  Investments and Purchases............................................  45
     6.14.  Liens................................................................  46
     6.15.  Affiliates...........................................................  48
     6.16.  Environmental Matters................................................  48
     6.17.  Inconsistent Agreements..............................................  48
     6.18.  Financial Covenants..................................................  48
            6.18.1.  Minimum Net Worth...........................................  48
            6.18.2.  Debt to EBITDA Ratio........................................  49
            6.18.3.  Fixed Charges Coverage Ratio................................  49
     6.19.  ERISA................................................................  49
     6.20.  Senior Notes.........................................................  49

ARTICLE VII DEFAULTS.............................................................  50

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES......................  52
     8.1.   Acceleration.........................................................  52
     8.2.   Amendments...........................................................  52
     8.3.   Preservation of Rights...............................................  53

ARTICLE IX GENERAL PROVISIONS....................................................  53
     9.1.   Survival of Representations..........................................  53
     9.2.   Governmental Regulation..............................................  53
     9.3.   Headings.............................................................  53
     9.4.   Entire Agreement.....................................................  54
     9.5.   Several Obligations; Benefits of this Agreement......................  54
     9.6.   Expenses; Indemnification............................................  54
     9.7.   Numbers of Documents.................................................  55
     9.8.   Accounting...........................................................  55
     9.9.   Severability of Provisions...........................................  55
     9.10.  Nonliability of Lenders..............................................  55
     9.11.  Choice of Law........................................................  55
     9.12.  Consent to Jurisdiction..............................................  55
     9.13.  Waiver of Jury Trial.................................................  56
     9.14.  Confidentiality......................................................  56
     9.15.  Nonreliance..........................................................  56
     9.16.  Disclosure...........................................................  56
     9.17.  Counterparts.........................................................  56

ARTICLE X THE AGENT..............................................................  56
     10.1.  Appointment; Nature of Relationship..................................  56
     10.2.  Powers...............................................................  57
     10.3.  General Immunity.....................................................  57
     10.4.  No Responsibility for Loans, Recitals, etc...........................  57

     10.5.  Action on Instructions of Lenders....................................  58
     10.6.  Employment of Agents and Counsel.....................................  58
     10.7.  Reliance on Documents; Counsel.......................................  58
     10.8.  Administrative Agent's Reimbursement and Indemnification.............  58
     10.9.  Notice of Default....................................................  59
     10.10. Rights as a Lender...................................................  59
     10.11. Lender Credit Decision...............................................  59
     10.12. Successor Administrative Agent.......................................  59
     10.13. Administrative Agent's Fee...........................................  60
     10.14. Delegation to Affiliates.............................................  60
     10.15. Co-Agent.............................................................  60

ARTICLE XI RATABLE PAYMENTS......................................................  61
     11.1.  Ratable Payments.....................................................  61

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS....................  61
     12.1.  Successors and Assigns...............................................  61
     12.2.  Participations.......................................................  62
            12.2.1.  Permitted Participants; Effect..............................  62
            12.2.2.  Voting Rights...............................................  62
     12.3.  Assignments..........................................................  62
            12.3.1.  Permitted Assignments.......................................  62
            12.3.2.  Effect; Effective Date......................................  62
     12.4.  Dissemination of Information.........................................  63
     12.5.  Tax Treatment........................................................  63

ARTICLE XIII GUARANTY OF MIDAS...................................................  63

ARTICLE XIV GUARANTY OF INTERNATIONAL............................................  67

ARTICLE XV NOTICES...............................................................  71
     15.1.  Notices..............................................................  71
     15.2.  Change of Address....................................................  71

                                   EXHIBITS
                                   --------

Exhibit A     -     Note (Ratable Loan)
Exhibit B     -     Note (Competitive Bid Loan)
Exhibit C     -     Competitive Bid Quote Request
Exhibit D     -     Invitation for Competitive Bid Quotes
Exhibit E     -     Competitive Bid Quote
Exhibit F     -     Compliance Certificate
Exhibit G     -     Assignment Agreement
Exhibit H     -     Transfer Instructions



                                   SCHEDULES
                                   ---------

Schedule 4.1  -     Senior Notes
Schedule 5.8  -     Subsidiaries
Schedule 6.10 -     Indebtedness
Schedule 6.13 -     Investments
Schedule 6.14 -     Liens

                               CREDIT AGREEMENT


     This Credit Agreement, dated as of January 22, 1998, is among MIDAS, INC., a Delaware corporation, MIDAS INTERNATIONAL CORPORATION, a Delaware corporation, the Lenders, THE FIRST NATIONAL BANK OF CHICAGO, individually and as Administrative Agent, and CREDIT SUISSE FIRST BOSTON, individually and as Co-Agent.


                               R E C I T A L S:
                               - - - - - - - -

     A. The Borrowers expect that (a) on January 29, 1998, (i) International will repay approximately $60,000,000 of outstanding indebtedness to Whitman and pay a cash dividend to Whitman of approximately $150,000,000 and (ii) Whitman will contribute all of the issued and outstanding capital stock of International and Midas B.V. to Midas, and (b) on January 30, 1998, (i) all of the issued and outstanding capital stock of Midas will be distributed to Whitman's shareholders and (ii) the other transactions described in the section of the Information Statement entitled "The Distribution" will occur.

     B. The Borrowers have requested the Lenders to make financial accommodations to it in the aggregate principal amount of $200,000,000, the proceeds of which will be used by (a) International to finance in part the payments to be made in connection with the Distribution and (b) the Borrowers
(i) for the working capital and general corporate needs of Midas and its Subsidiaries, (ii) for the issuance of Letters of Credit and (iii) to finance acquisitions, subject to the terms of this Agreement.

     C. The Lenders are willing to extend such financial accommodations on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders, the Administrative Agent and the Co-Agent hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     As used in this Agreement:

     "Absolute Rate" means, with respect to an Absolute Rate Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the applicable Borrower pursuant to Section 2.3.

     "Absolute Rate Advance" means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the applicable Borrower at the same time and for the same Interest Period.

     "Absolute Rate Auction" means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.3.

     "Absolute Rate Interest Period" means, with respect to an Absolute Rate Advance, a period of not less than seven and not more than 180 days commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

     "Absolute Rate Loan" means a Loan which bears interest at the Absolute
Rate.

     "Administrative Agent" means The First National Bank of Chicago in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by some or all of the Lenders to either Borrower on the same Borrowing Date, of the same Type (or on the same interest basis in the case of Competitive Bid Advances) and, when applicable, for the same Interest Period and includes a Competitive Bid Advance.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders hereunder, as reduced from time to time pursuant to the terms hereto. The initial Aggregate Commitment is $200,000,000 and shall be reduced as provided in Section 2.5(b).

     "Agreement" means this credit agreement, as it may be amended, modified or restated and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the Financial Statements.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Corporate Base Rate for such day, and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

     "Alternate Base Rate Advance" means an Advance which bears interest at the Alternate Base Rate.

     "Applicable Eurodollar Margin" means, subject to the penultimate sentence of this definition, for any period, the applicable of the following percentages set forth below in effect with respect to such period as the Debt to EBITDA Ratio of Midas shall fall within the indicated ranges:

                 Debt to EBITDA Ratio                         Applicable Eurodollar Margin
                 --------------------                         ----------------------------
Greater than 3.25:1.0                                                    .70%

Less than or equal to 3.25:1.0, but greater than or                      .625%
equal to 3.0:1.0

Less than 3.0:1.0, but greater than or equal to 2.5:1.0                  .550%

Less than 2.5:1.0, but greater than or equal to 2.0:1.0                  .475%

Less than 2.0:1.0, but greater than or equal to 1.5:1.0                  .40%

Less than 1.5:1.0                                                        .350%

     The Debt to EBITDA Ratio shall be calculated by Midas as of the end of each Fiscal Quarter commencing (for the purposes of determining the Applicable Eurodollar Margin) as of the end of the third Fiscal Quarter in 1998 and shall be reported to the Administrative Agent pursuant to a certificate executed by the chief financial officer of Midas and delivered in accordance with Section 6.1(c) hereof. The Applicable Eurodollar Margin shall be adjusted, if necessary, as of the tenth day after the actual delivery date for the certificate referenced above; provided, that if such certificate, together with the financial statements to which such certificate relates, are not delivered within 15 days after the date required for delivery of such certificate, then the Applicable Eurodollar Margin shall be equal to 0.70% for the relevant quarter. Until adjusted as described above after the end of the third Fiscal Quarter in 1998, the Applicable Eurodollar Margin shall be equal to 0.625%. The Applicable Eurodollar Margin for any Eurodollar Interest Period shall be that in effect on the first day of such Eurodollar Interest Period and shall not change during such Eurodollar Interest Period.

     "Arranger" means First Chicago Capital Markets, Inc., a Delaware corporation, and its successors.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means any of the Executive Vice President, any financial Vice President or the Treasurer of the applicable Borrower, acting singly.

     "Bankruptcy Code" means Title 11, United States Code, sections 1 et seq., as the same may be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

     "Borrower" means, subject to Section 2.1.4, Midas or International, as applicable, and their respective successors and assigns.

     "Borrowing Date" means a date on which an Advance is made or a Facility Letter of Credit is issued hereunder.

     "Business Day" means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Change" is defined in Section 3.2.

     "Change in Control" means (a) the acquisition by any Person, or two or more Persons acting in concert, including without limitation any acquisition effected by means of any transaction contemplated by Section 6.11, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of Midas, (b) unless International has been merged with and into Midas, Midas shall cease to own all of the issued and outstanding capital stock of International or any shares of capital stock of International shall be subject to any Lien, other encumbrances or voting agreements, restrictions or trusts of any kind or (c) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the "Continuing Directors") who (i) were directors of Midas on the first day of each such period or (ii) subsequently became directors of Midas and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of Midas, to constitute a majority of the board of directors of Midas.

     "Closing Date" means the date on which the conditions precedent set forth in Section 4.1 are satisfied or waived and the initial Advance is made hereunder.

     "Closing Transactions" is defined in Section 4.1(d).

     "Co-Agent" means Credit Suisse First Boston, in its capacity as co-agent hereunder.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commercial Letter of Credit" means a trade or commercial Facility Letter of Credit issued by an Issuer pursuant to Section 2.18 hereof.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans and participate in Facility Letters of Credit not exceeding the amount set forth opposite its signature below and as set forth in any Notice of Assignment relating to any assignment which has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

     "Competitive Bid Advance" means a borrowing hereunder consisting of the aggregate amount of the several Competitive Bid Loans made by some or all of the Lenders to the applicable Borrower at the same time and for the same Interest Period.

     "Competitive Bid Borrowing Notice" is defined in Section 2.3.6.

     "Competitive Bid Loan" means a Eurodollar Bid Rate Loan or an Absolute Rate Loan, or both, as the case may be.

     "Competitive Bid Margin" means the margin above or below the applicable Eurodollar Base Rate offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Eurodollar Base Rate.

     "Competitive Bid Note" means any promissory note issued at the request of a Lender pursuant to Section 2.13 in substantially the form of Exhibit B hereto, with appropriate insertions, duly executed and delivered to the Administrative Agent by the applicable Borrower for the account of a Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

     "Competitive Bid Quote" means a Competitive Bid Quote substantially in the form of Exhibit E hereto completed and delivered by a Lender to the Administrative Agent in accordance with Section 2.3.4.

     "Competitive Bid Quote Request" means a Competitive Bid Quote Request substantially in the form of Exhibit C hereto completed and delivered by the applicable Borrower to the Administrative Agent in accordance with Section 2.3.2.

     "Consolidated" or "consolidated", when used in connection with any calculation, means a calculation to be determined on a consolidated basis for Midas and its Subsidiaries in accordance with Agreement Accounting Principles.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss.

     "Contingent Operating Lease" means any operating lease of an individual store location under which Midas or any of its Subsidiaries may be required, under certain limited conditions, to make rental payments.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Midas or any of its Subsidiaries, are treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.2.4.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes. The Corporate Base Rate is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to any customer. First Chicago may make commercial loans or other loans at rates of interest at, above or below the Corporate Base Rate.

     "Debt to EBITDA Ratio" means as of the last day of any Fiscal Quarter, the ratio of (a) the total Indebtedness of Midas and its Subsidiaries on a consolidated basis as of the date of determination to (b) the EBITDA of Midas and its Subsidiaries for the period of four Fiscal Quarters ending on the date of determination.

     "Default" means an event described in Article VII.

     "Distribution" means, collectively, the transactions described in clauses
(a) and (b) of the first recital in this Agreement.

     "Distribution Documents" means the "Distribution and Indemnity Agreements", as defined in the Information Statement, and the other documents, certificates and agreements delivered in connection with the Distribution.

     "EBITDA" means, for any applicable computation period, Midas's Net Income on a consolidated basis from continuing operations, plus (a) income and franchise taxes paid or accrued by Midas and its consolidated Subsidiaries during such period, plus (b) interest expenses paid or accrued by Midas and its consolidated Subsidiaries during such period, plus (c) amortization and depreciation and other special items deducted in determining Net Income for such period. For the purpose of determining EBITDA, Net Income shall be computed without giving effect to (i) the pre-tax non-recurring charge of $32,100,000 taken by International and its international Affiliates in 1997, (ii) the pre-tax expenses related to the disposition of Midas-operated stores in the United States of $35,500,000 taken by International and its international Affiliates in 1997 and (iii) the expenses related to the Whitman charge of $18,000,000 in 1997.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurodollar Advance" means a Eurodollar Bid Rate Advance or a Eurodollar Ratable Advance, or both, as the case may be.

     "Eurodollar Auction" means a solicitation of Competitive Bid Quotes setting forth Eurodollar Bid Rates pursuant to Section 2.3.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable London interbank offered rate for deposits in U.S. dollars appearing on Dow Jones Markets (Telerate) Page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity approximately equal to such Interest Period. If no London interbank offered rate of such maturity then appears on Dow Jones Markets (Telerate) Page 3750, then the Eurodollar Base Rate shall be equal to the London interbank offered rate for deposits in U.S. dollars maturing immediately before or immediately after such maturity, whichever is higher, as determined by the Agent from Dow Jones Markets (Telerate) Page 3750. If Dow Jones Markets (Telerate) Page 3750 is not available, the applicable Eurodollar Base Rate for the relevant Interest Period shall be the rate determined by the Agent to be the rate at which First Chicago offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant portion of the Eurodollar Advance and having a maturity approximately equal to such Interest Period.

     "Eurodollar Bid Rate" means, with respect to a Eurodollar Bid Rate Loan made by a given Lender for the relevant Eurodollar Interest Period, the sum of
(a) the Eurodollar Base Rate and (b) the Competitive Bid Margin offered by such Lender and accepted by the applicable Borrower.

     "Eurodollar Bid Rate Advance" means a Competitive Bid Advance which bears interest at a Eurodollar Bid Rate.

     "Eurodollar Bid Rate Loan" means a Loan which bears interest at the Eurodollar Bid Rate.

     "Eurodollar Interest Period" means, with respect to a Eurodollar Ratable Advance or a Eurodollar Bid Rate Advance, a period of one, two, three or six months commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

     "Eurodollar Loan" means a Eurodollar Ratable Loan or Eurodollar Bid Rate Loan, or both, as the case may be.

     "Eurodollar Ratable Advance" means an Advance which bears interest at a Eurodollar Rate requested by either Borrower pursuant to Section 2.2.3.

     "Eurodollar Ratable Loan" means a Loan requested by either Borrower pursuant to Section 2.2.3 which bears interest at a Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Ratable Advance for the relevant Eurodollar Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by
(ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (b) the Applicable Eurodollar Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction (or any political subdivision thereof or any jurisdiction of which it is a political subdivision) under the laws of which such Lender or the Administrative Agent is incorporated or organized or (b) the jurisdiction in which the Administrative Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

     "Facility Fee" is defined in Section 2.5(a).

     "Facility Fee Percentage" means, subject to the last sentence of this definition, for any period, the applicable of the following percentages in effect with respect to such period as the Debt to EBITDA Ratio of Midas shall fall within the indicated ranges:


                                                             Facility
          Debt to EBITDA Ratio                            Fee Percentage
          --------------------                            --------------
Greater than 3.25:1.0                                          .30%

Less than or equal to 3.25:1.0, but greater than or
equal to 3.0:1.0                                                    .25%

Less than 3.0:1.0, but greater than or equal to 2.5:1.0             .20%

Less than 2.5:1.0, but greater than or equal to 2.0:1.0             .15%

Less than 2.0:1.0, but greater than or equal to 1.5:1.0            .125%

Less than 1.5:1.0                                                   .10%

     The Debt to EBITDA Ratio shall be calculated by Midas as of the end of each Fiscal Quarter commencing (for the purposes of determining the Facility Fee Percentage) as of the end of the third Fiscal Quarter in 1998 and shall be reported to the Administrative Agent pursuant to a certificate executed by the chief financial officer of Midas and delivered in accordance with Section 6.1(c) hereof. The Facility Fee Percentage shall be adjusted, if necessary, as of the tenth day after the actual delivery date for the certificate referenced above; provided, that if such certificate, together with the financial statements to which such certificate relates, are not delivered within 15 days after the date required for delivery of such certificate, then the Facility Fee Percentage shall be equal to .30% for the relevant quarter. Until adjusted as described above after the end of the third Fiscal Quarter in 1998, the Facility Fee Percentage shall be equal to 0.25%.

     "Facility Letter of Credit" means a Letter of Credit issued pursuant to
Section 2.18.

     "Facility Letter of Credit Obligations" means as at the time of determination thereof, the sum of (a) the Reimbursement Obligations then outstanding and (b) the aggregate then undrawn face amount of the then outstanding Facility Letters of Credit.

     "Facility Letter of Credit Sublimit" means an aggregate amount of $10,000,000.

     "Facility Termination Date" means January 29, 2003 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

     "Financial Statements" is defined in Section 5.4.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

     "Fiscal Quarter" means one of the four accounting periods of 13 or 14 weeks comprising a Fiscal Year.

     "Fiscal Year" means (a) in respect of 1997, the accounting period of 53 weeks ending on December 20, 1997, and (b) thereafter, the accounting period of 52 or 53 weeks ending on the last Saturday of each calendar year.

     "Fixed Charges Coverage Ratio" means, as of any date of determination, the ratio of (a) (i) EBITDA for the period of four Fiscal Quarters ending on the date of determination, plus (ii) Net Rent for Midas' previous Fiscal Year (or, if the date of determination is the last day of Midas' Fiscal Year, for the Fiscal Year ending on such date), to (b) Fixed Charges for the period of four Fiscal Quarters ending on the date of determination.

     "Fixed Charges" means, with respect to Midas and its Subsidiaries on a consolidated basis, for any applicable computation period, the sum of (a) interest expenses paid or accrued during such period, plus (b) Net Rent for Midas' previous Fiscal Year (or, if the date of determination is the last day of Midas' Fiscal Year, for the Fiscal Year ending on such date), provided, that for any computation made with respect to Fiscal Year 1998, interest expenses shall be determined by multiplying actual interest expenses for the period beginning January 30, 1998 by a fraction, the numerator of which shall be 12 and the denominator of which shall be the number of months in the period from January 30, 1998 through the date of determination.

     "Governmental Authority" means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any taxing authority or political subdivision) or any instrumentality or office thereof (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

     "Guaranteed International Obligations" is defined in Section 13.1.

     "Guaranteed Midas Obligations" is defined in Section 14.1.

     "Hazardous Materials" means any toxic or hazardous waste, substance or chemical or any pollutant, contaminant, chemical or other substance defined or regulated pursuant to any Environmental Law, including, without limitation, asbestos, petroleum, crude oil or any fraction thereof.

     "Indebtedness" of a Person means (without duplication) such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or similar instruments, (e) Capitalized Lease

Obligations, (f) Contingent Obligations (excluding Contingent Operating Leases) and (g) obligations for which such Person is obligated pursuant to or in respect of a Facility Letter of Credit and the face amount of any other Letter of Credit which is not a Commercial Letter of Credit.

     "Information Statement" means that certain Information Statement dated January 8, 1998 distributed to the shareholders of Whitman in connection with the Distribution.

     "Interest Period" means a Eurodollar Interest Period or an Absolute Rate Interest Period.

     "International" means Midas International Corporation, a Delaware corporation.

     "Investment" of a Person means any (a) loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), or contribution of capital by such Person, (b) stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person, (c) deposit accounts and certificates of deposit owned by such Person and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     "Investment Grade Ratings" means a rating of at least BBB- (or its equivalent) by S&P and a rating of at least Baa3 (or its equivalent) by Moody's.

     "Invitation for Competitive Bid Quotes" means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit D hereto, completed and delivered by the Administrative Agent to the Lenders in accordance with Section 2.3.3.

     "Issuance Request" is defined in Section 2.18.4.

     "Issuer" means with respect to any Facility Letter of Credit, (a) First Chicago, if requested by the applicable Borrower to act as the issuer of such Facility Letter of Credit, or (b) such other Lender which has been requested by the applicable Borrower and has agreed to act as the issuer of such Facility Letter of Credit.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.16.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Letter of Credit Cash Collateral Account" is defined in Section 8.1. Such account and the related cash collateralization shall be subject to documentation satisfactory to the Administrative Agent.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's loan made pursuant to
Article II (or any conversion or continuation thereof).

     "Loan Documents" means this Agreement, the Notes, if any, the Reimbursement Agreements and the other documents and agreements contemplated hereby and executed by the applicable Borrower in favor of the Administrative Agent or any Lender.

     "Margin Stock" has the meaning assigned to that term under Regulation U.

     "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, Property or prospects of Midas and its Subsidiaries taken as a whole or, from the date of this Agreement through the consummation of the Distribution, International and its Subsidiaries taken as a whole, (b) the ability of Midas or International to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

     "Material Indebtedness" is defined in Section 7.5.

     "Midas" means Midas, Inc., a Delaware corporation.

     "Moody's" means Moody's Investors Service, Inc., a Delaware corporation, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

     "Multiemployer Plan" means a Plan subject to Title IV of ERISA which is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA.

     "Net Available Proceeds" means cash or readily marketable cash equivalents received from the sale or issuance of equity securities whether at the time of such sale or issuance or subsequent thereto, net of all commissions, fees and costs and expenses incurred in connection therewith.

     "Net Income" means, for any computation period, with respect to Midas on a consolidated basis with its Subsidiaries, cumulative net income earned during such period as determined in accordance with Agreement Accounting Principles.

     "Net Rent" means, for any computation period, with respect to Midas on a consolidated basis with its Subsidiaries, (a) gross rent expense, less (b) sublease rental income from franchisees that reduced gross rent expense, as presented in the relevant footnotes to the most recent audited annual financial statements required to be delivered to the Lenders pursuant to Section 6.1(a) hereof.

     "Net Worth" means at any date of determination the consolidated shareholders' equity of Midas and its consolidated Subsidiaries, plus minority interest, determined in accordance with Agreement Accounting Principles.

     "Non-U.S. Lender" is defined in Section 3.5(d).

     "Notes" means, collectively, any promissory notes issued at the request of a Lender pursuant to Section 2.13 in the form of Exhibit A, if issued to evidence a Ratable Loan, or in the form of Exhibit B, if issued to evidence a Competitive Bid Loan, and "Note" means any one of the Notes.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, the Facility Letter of Credit Obligations and all other liabilities (if any), whether actual or contingent, of the Borrowers with respect to Facility Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Administrative Agent or any indemnified party hereunder arising under any of the Loan Documents.

     "Other Taxes" is defined in Section 3.5(b).

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each March, June, September and December.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, limited liability company, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Midas or any member of the Controlled Group has any liability, contingent or otherwise.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Pro Forma" is defined in Section 5.4.

     "pro-rata" means, when used with respect to a Lender, and any described aggregate or total amount, an amount equal to such Lender's pro-rata share or portion based on its percentage of the Aggregate Commitment or if the Aggregate Commitment has been terminated, its percentage of the aggregate principal amount of outstanding Advances and Facility Letter of Credit Obligations.

     "Purchase" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Midas or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

     "Purchasers" is defined in Section 12.3.1.

     "Ratable Advance" means a borrowing hereunder consisting of the aggregate amount of the several Ratable Loans made by the Lenders to either Borrower at the same time, of the same Type and for the same Interest Period.

     "Ratable Borrowing Notice" is defined in Section 2.2.3.

     "Ratable Loan" means a Loan made by a Lender pursuant to Section 2.2 hereof.

     "Ratable Note" means any promissory note issued at the request of a Lender pursuant to Section 2.13 in substantially the form of Exhibit A hereto, duly executed and delivered to the Administrative Agent by either Borrower for the account of each Lender and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by Persons other than banks, brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Reimbursement Agreement" means a letter of credit application and reimbursement agreement in such form as an Issuer may from time to time employ in the ordinary course of business.

     "Reimbursement Obligations" means, at any time, the aggregate (without duplication) of the Obligations of the Borrowers to the Lenders, the Issuer and/or the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuer and/or the Administrative Agent under or in respect of draws made under the Facility Letters of Credit.

     "Release" is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 et seq.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Reports" is defined in Section 9.6.

     "Required Lenders" means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, 51% of the sum of (a) the aggregate unpaid principal amount of the outstanding Loans plus (b) the aggregate amount of the outstanding Facility Letter of Credit Obligations.

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Risk-Based Capital Guidelines" is defined in Section 3.2.

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Senior Notes" means those certain Senior Notes Due January 29, 2005 of International.

     "Single Employer Plan" means a Plan subject to Title IV of ERISA, other than a Multiemployer Plan.

     "Standby Letter of Credit" means a Facility Letter of Credit which is not a Commercial Letter of Credit.

     "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(b) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of Midas.

     "Substantial Portion" means, with respect to the Property of Midas and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of Midas and its Subsidiaries, as would be shown in the consolidated financial statements of Midas and its Subsidiaries as at the end of the Fiscal Quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated Net Income of Midas and its Subsidiaries for the 12-month period ending as of the end of the Fiscal Quarter next preceding the date of determination.

     "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

     "Total Assets" means all assets of Midas and its Subsidiaries, on a consolidated basis, reflected on a balance sheet prepared in accordance with Agreement Accounting Principles.

     "Transaction Date" means, in respect of specified representations and warranties set forth in Article V, the applicable of (a) the date of this Agreement, (b) the Closing Date or (c) the date on which the remaining transactions comprising the Distribution are consummated.

     "Transaction Documents" means the Loan Documents and the Distribution Documents.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as an Alternate Base Rate Advance, a Eurodollar Advance or an Absolute Rate Advance.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Whitman" means Whitman Corporation, a Delaware corporation.

     "Wholly-Owned Subsidiary" of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture, limited liability company or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                  ARTICLE II

                                 THE FACILITY

     2.1.  The Facility.

           2.1.1. Description of Facility. Subject to Section 2.1.4, the Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which, and upon the terms and subject to the conditions herein set out:

                   (a) each Lender severally agrees to make Ratable Loans to the Borrowers in accordance with Section 2.2 in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment less the amount of such Lender's pro-rata share of the sum of (i) the outstanding principal amount of all Competitive Bid Advances (regardless of which Lender or Lenders made such Competitive Bid Advances) exclusive of Competitive Bid Advances being repaid substantially contemporaneously with the making of any such Ratable Loans plus (ii) the outstanding amount of Facility Letter of Credit Obligations at such time; and

               (b) each Lender may, in its sole discretion, make bids to make Competitive Bid Loans to either Borrower, and make such Loans, in accordance with Section 2.3.

          2.1.2. Facility Amount. In no event may the sum of (a) the aggregate principal amount of all outstanding Advances (including both the Ratable Advances and the Competitive Bid Advances) plus (b) the outstanding amount of Facility Letter of Credit Obligations at any time exceed the Aggregate Commitment.

          2.1.3. Availability of Facility. Subject to Section 2.1.4 and the other terms of this Agreement, from and including the date hereof to, but not including the Facility Termination Date, each Borrower may borrow, repay and reborrow Advances hereunder. All outstanding Advances and all other unpaid Obligations shall be due and payable in full by the applicable Borrower on the Facility Termination Date.

          2.1.4. Advances to Midas. Notwithstanding any other provision of this Agreement to the contrary, Midas shall not request or receive any Advances hereunder or request the issuance of any Facility Letter of Credit hereunder until all of the transactions comprising the Distribution have been completed, as evidenced by the delivery to the Lenders of the certificate described in
Section 7.11; provided, that Midas shall at all times constitute a Borrower for all other purposes of this Agreement.

     2.2. Ratable Advances.

          2.2.1. Ratable Advances. Each Ratable Advance hereunder shall consist of borrowings made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment without regard to the outstanding Competitive Bid Advances made by such Lenders.

          2.2.2 Ratable Advance Rate Options. The Ratable Advances may be Alternate Base Rate Advances or Eurodollar Ratable Advances, or a combination thereof, selected by the applicable Borrower in accordance with Section 2.2.3 or
2.2.4. No Ratable Advance may mature after, or have an Interest Period which extends beyond, the Facility Termination Date.

          2.2.3. Method of Selecting Types and Interest Periods for Ratable Advances . The applicable Borrower shall select the Type of each Ratable Advance and, in the case of each Eurodollar Ratable Advance, the Eurodollar Interest Period applicable to such Ratable Advance from time to time. Such Borrower shall give the Administrative Agent irrevocable notice (a "Ratable Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Alternate Base Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Ratable Advance. Notwithstanding the foregoing, a Ratable Borrowing Notice for an Alternate Base Rate Advance may be given by the applicable Borrower not later than 30 minutes after the time which the applicable Borrower is required to reject one or more bids offered in connection with an Absolute Rate Auction pursuant to Section 2.3.6 and a Ratable Borrowing Notice for a Eurodollar Ratable Advance may be given by the applicable Borrower not later than 30 minutes after the time the applicable Borrower is required to reject one or more bids offered in connection with a Eurodollar Auction pursuant to Section 2.3.6. A Ratable Borrowing Notice shall specify:

               (a) the Borrowing Date, which shall be a Business Day, of such Ratable Advance and the Borrower of such Advance;

               (b) the aggregate amount of such Ratable Advance, which, when added to all outstanding Ratable Advances and Competitive Bid Advances and after giving effect to the repayment of any such outstanding Advances out of the proceeds of the requested Ratable Advance, shall not exceed the Aggregate Commitment;

               (c)  the Type of Advance selected; and

               (d) in the case of each Eurodollar Ratable Advance, the Eurodollar Interest Period applicable thereto (which may not end after the Facility Termination Date).

          2.2.4. Conversion and Continuation of Outstanding Ratable Advances. Alternate Base Rate Advances shall continue as Alternate Base Rate Advances unless and until such Alternate Base Rate Advances are converted into Eurodollar Ratable Advances. Each Eurodollar Ratable Advance shall continue as a Eurodollar Ratable Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Ratable Advance shall be automatically converted into an Alternate Base Rate Advance unless the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Ratable Advance continue as a Eurodollar Ratable Advance for the same or another Eurodollar Interest Period. Subject to the terms of Section 2.6, either Borrower may elect from time to time to convert all or any part of a Ratable Advance of any Type into any other Type or Types of Ratable Advances; provided, that any conversion of any Eurodollar Ratable Advance shall be made on, and only on, the last day of the Eurodollar Interest Period applicable thereto. The applicable Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Ratable Advance or continuation of a Eurodollar Ratable Advance not later than 10:00 a.m. (Chicago time) at least three Business Days, in the case of a conversion into or continuation of a Eurodollar Ratable Advance, prior to the date of the requested conversion or continuation, specifying:

               (a) the requested date, which shall be a Business Day, of such conversion or continuation;

               (b) the aggregate amount and Type of Ratable Advance which is to be converted or continued; and

               (c) the amount and Type(s) of Ratable Advance(s) into which such Ratable Advance is to be converted or continued and, in the case of a conversion into or continuation of an Eurodollar Ratable Advance, the duration of the Eurodollar Interest Period applicable thereto.

     2.3. Competitive Bid Advances.

          2.3.1. Competitive Bid Option. In addition to Ratable Advances pursuant to Section 2.2, but subject to the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section
2.1.2 as to the maximum aggregate principal amount of all outstanding Advances and Facility Letter of Credit Obligations hereunder), prior to the Facility Termination Date either Borrower may, as set forth in this Section 2.3, request the Lenders to make offers to make Competitive Bid Advances to such Borrower. Each Lender may, but shall have no obligation to, make such offers and the applicable Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3.

          2.3.2. Competitive Bid Quote Request. When either Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.3, it shall transmit to the Administrative Agent by telecopy a Competitive Bid Quote Request substantially in the form of Exhibit C hereto so as to be received no later than
(a) 10:00 a.m. (Chicago time) at least four Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction or (b) 9:00 a.m. (Chicago time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction specifying:

                  (a) the proposed Borrowing Date, which shall be a Business Day, for the proposed Competitive Bid Advance;

                  (b) the aggregate principal amount of such Competitive Bid Advance;

                  (c) whether the Competitive Bid Quotes requested are to set forth a Eurodollar Bid Rate, an Absolute Rate, or both; and

                  (d) the Interest Period applicable thereto (which may not end after the Facility Termination Date).

Either Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within 5 Business Days (or such other number of days as the applicable Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit C hereto shall be rejected, and the Administrative Agent shall promptly notify the applicable Borrower of such rejection by telecopy.

          2.3.3. Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.3.2, the Administrative Agent shall send to each of the Lenders by telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit D hereto, which shall constitute an invitation by the applicable Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.3.

          2.3.4.  Submission and Contents of Competitive Bid Quotes.

                  (a) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section
     2.3.4 and must be submitted to the Administrative Agent by telecopy at its offices specified in or pursuant to Article XV not later than (i) 9:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 9:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the applicable Borrower and the Administrative Agent may agree); provided, that Competitive Bid Quotes submitted by First Chicago may only be submitted if the Administrative Agent or First Chicago notifies the applicable Borrower of the terms of the offer or offers contained therein not later than 15 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Lenders. Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the applicable Borrower.

                  (b) Each Competitive Bid Quote shall be in substantially the form of Exhibit E hereto and shall in any case specify:

                       (i) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes;

                       (ii) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount a) may be greater than, less than or equal to the Commitment of the quoting Lender, b) must be at least $5,000,000 and an integral multiple of $1,000,000, and c) may not exceed the principal amount of Competitive Bid Loans for which offers were requested;

                       (iii) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan;

                       (iv) the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the applicable Borrower;

                       (v) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan; and

                       (vi)  the identity of the quoting Lender.

                  (c) The Administrative Agent shall reject any Competitive Bid Quote that:

                       (i) is not substantially in the form of Exhibit E hereto or does not specify all of the information required by Section 2.3.4(b);

                       (ii) contains qualifying, conditional or similar language, other than any such language contained in Exhibit E hereto;

                       (iii) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

                       (iv)  arrives after the time set forth in Section
          2.3.4(a).

If any Competitive Bid Quote shall be rejected pursuant to this Section 2.3.4(c), then the Administrative Agent shall promptly notify the relevant Lender of such rejection.

          2.3.5. Notice to Applicable Borrower. The Administrative Agent shall promptly notify the applicable Borrower of the terms (a) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.3.4 and (b) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent's notice to the applicable Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Eurodollar Bid Rates or Absolute Rates, as the case may be, so offered.

          2.3.6. Acceptance and Notice by Applicable Borrower. Not later than (a) 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (b) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the applicable Borrower and the Administrative Agent may agree), the applicable Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers so notified to it pursuant to Section 2.3.5; provided, however, that the failure by the applicable Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a "Competitive Bid Borrowing Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The applicable Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.3.4(b)(iv)); provided, that:

                  (a) the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

                 (b) acceptance of offers may only be made on the basis of ascending Eurodollar Bid Rates or Absolute Rates, as the case may be, and

                  (c) The applicable Borrower may not accept any offer that is described in Section 2.3.4(c) or that otherwise fails to comply with the requirements of this Agreement.

          2.3.7. Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Eurodollar Bid Rates or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Advance allocated to each participating Lender.

     2.4. Availability of Funds. Not later than noon (Chicago time) on each Borrowing Date, each Lender (or in the case of a Competitive Bid Advance, each Lender making a portion of such Advance) shall make available its Loan or Loans, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XV. The Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent's aforesaid address promptly following its receipt of all such funds.

     2.5.  Facility Fee; Reductions in Aggregate Commitment.

          (a      Each Borrower agrees, on a joint and several basis, to pay to the Administrative Agent for the ratable account of each Lender a facility fee (the "Facility Fee") in an amount equal to the Facility Fee Percentage times the daily average Commitment of such Lender (regardless of usage) during the relevant period from the Closing Date to but excluding the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date. All accrued Facility Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

          (b      The Borrowers may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders, in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), upon at least two Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the sum of (i) the aggregate principal amount of the outstanding Advances, plus (ii) the aggregate amount of the outstanding Facility Letter of Credit Obligations. Any such reduction shall ratably reduce the Commitment of each Lender.

     2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each

Alternate Base Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that (a) any Alternate Base Rate Advance may be in the amount of the unused Aggregate Commitment and (b) in no event shall more than twelve (12) Eurodollar Advances (or such greater number as shall be acceptable to the Administrative Agent) be permitted to be outstanding at any time.

     2.7. Optional Principal Payments. Either Borrower may from time to time pay, without penalty or premium, all outstanding Advances (other than Competitive Bid Advances, which may not be voluntarily prepaid absent the prior consent of the applicable Lenders), or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Advances (other than Competitive Bid Advances) upon notice to the Administrative Agent not later than 12:00 noon (Chicago time) on the date of prepayment. Any prepayment of a Eurodollar Advance prior to the last day of the applicable Eurodollar Interest Period shall be subject to the indemnity provisions of Section 3.4.

     2.8. Mandatory Prepayments. If at any time the aggregate amount of the sum of the Loans and the Facility Letter of Credit Obligations exceeds the Aggregate Commitment, the Borrowers shall repay immediately then outstanding Loans in such amount as may be necessary to eliminate such excess; provided, that if an excess remains after repayment of all outstanding Loans, then the Borrowers shall cash collateralize the Facility Letter of Credit Obligations by depositing into the Letter of Credit Cash Collateral Account such amount as may be necessary to eliminate such excess.

     2.9. Changes in Interest Rate, etc. Each Alternate Base Rate Advance shall bear interest at the Alternate Base Rate from and including the date of such Advance or the date on which such Advance was converted into an Alternate Base Rate Advance to (but not including) the date on which such Alternate Base Rate Advance is paid or converted to a Eurodollar Ratable Advance. Changes in the rate of interest on that portion of any Advance maintained as an Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Ratable Advance and Absolute Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to, but not including, the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Ratable Advance or Absolute Rate Advance. No Interest Period may end after the Facility Termination Date.

     2.10. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2.3 and 2.2.4, no Advance may be made as, converted into or continued as a Eurodollar Ratable Advance (except with the consent of the Administrative Agent and the Required Lenders) when any Default or Unmatured Default has occurred and is continuing. During the continuance of a Default, the Required Lenders may, at their option, by notice to Midas (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that each Eurodollar Advance and Alternate Base Rate Advance shall bear interest during the continuance of such Default (and, if applicable, for the remainder of the applicable Interest Period in the case of Eurodollar Advances and Absolute Rate Advances) at a rate per annum equal to the rate otherwise applicable plus one percent (1%) per annum; provided, however, that during the continuance of a Default under Section

7.6 or 7.7, the interest rate set forth above shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

     2.11. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to Midas, by noon (Chicago time) on the date when due (it being understood that the Administrative Agent shall be deemed to have received a payment prior to noon if the applicable Borrower has provided the Administrative Agent with a Fed reference number confirming such payment prior to such time) and, except for repayments of Competitive Bid Loans or as set forth in Section 2.18.3, shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

     2.12. Telephonic Notices. Each Borrower, to the extent applicable, hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances, submit Competitive Bid Quotes and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be an Authorized Officer of such Borrower or an officer, employee or agent of such Borrower designated by any such Authorized Officer. Each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

     2.13. Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender's share thereof.

     (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of either Borrower to repay the Obligations in accordance with their terms.

     (d) Any Lender may request that its Loans be evidenced by a Note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3.1) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to
Section 12.3.1, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

     2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which an Alternate Base Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance or Absolute Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance or Absolute Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance or Absolute Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on each Alternate Base Rate Advance shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest on each other Type of Advance and Facility Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance or of any fee shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.15. Notification of Advances, Interest Rates, Prepayments, Commitment Reductions and Issuance Requests. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Ratable Borrowing Notice, Conversion/Continuation Notice, Invitation for Competitive Quotes, Issuance Request and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and Midas, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.17. Non-Receipt of Funds by the Administrative Agent. Unless the applicable Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan, or
(b) in the case of either Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of a payment by a Lender, the Federal Funds Effective Rate for such day or (y) in the case of a payment by either Borrower, the interest rate applicable to the relevant Loan.

     2.18. Facility Letters of Credit.

           2.18.1. Issuance of Facility Letters of Credit. (a) From and after the date hereof, subject to Section 2.1.4, the Issuer agrees, upon the terms and conditions set forth in this Agreement, to issue at the request of either Borrower, one or more Facility Letters of Credit; provided, however, that the Issuer shall not be under any obligation to issue, and shall not issue, any Facility Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or other regulatory body with jurisdiction over the Issuer shall purport by its terms to enjoin or restrain such Issuer from issuing such Facility Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any Governmental Authority or other regulatory body with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of Facility Letters of Credit in particular or shall impose upon the Issuer with respect to any Facility Letter of Credit any restriction or reserve or capital requirement (for which the Issuer is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to the Issuer as of the date of this Agreement and which the Issuer in good faith deems material to it; (ii) one or more of the conditions to such issuance contained in Section 4.2 is not then satisfied; or (iii) after giving effect to such issuance, the aggregate outstanding amount of the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit.

          (b) In no event shall: (i) the aggregate amount of the Facility Letter of Credit Obligations at any time exceed the Facility Letter of Credit Sublimit; (ii) the sum at any time of (A) the aggregate amount of Facility Letter of Credit Obligations and (B) the aggregate principal balance of outstanding Advances exceed the amount of the Aggregate Commitment; or (iii) the expiration date of any Facility Letter of Credit (including, without limitation, Facility Letters of Credit issued with an automatic "evergreen" provision providing for renewal absent advance notice by the applicable Borrower or the Issuer), or the date for payment of any draft presented thereunder and accepted by the Issuer, be later than January 15, 2003.

          2.18.2 Participating Interests. Immediately upon the issuance by the Issuer of a Facility Letter of Credit in accordance with Section 2.18.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse, representation or warranty, an undivided participation interest equal to its pro-rata share of the Aggregate Commitment of the face amount of such Facility Letter of Credit and each draw paid by the Issuer thereunder. Each Lender's obligation to pay its proportionate share of all draws under the Facility Letters of Credit, absent gross negligence or willful misconduct by the Issuer in honoring any such draw, shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

          2.18.3  Facility Letter of Credit Reimbursement Obligations.  (a)
     Each Borrower agrees to pay to the Issuer of each Facility Letter of Credit issued for its account (i) on each date that any amount is drawn under such Facility Letter of Credit a sum (and interest on such sum as provided in clause (ii) below) equal to the amount so drawn plus all other charges and expenses with respect thereto specified in Section 2.18.6 or in the applicable Reimbursement Agreement and (ii) interest on any and all amounts remaining unpaid under this Section 2.18.3 until payment in full at the Alternate Base Rate plus 1.0% per annum. Each Borrower agrees to pay to the Issuer the amount of all Facility Letter of Credit Reimbursement Obligations owing in respect of each Facility Letter of Credit issued for its account immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (w) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (x) the existence of any claim, set-off, defense or other right which either Borrower may have at any time against a beneficiary named in a Facility Letter of Credit, any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between such Borrower and the beneficiary named in any Facility Letter of Credit); (y) the validity, sufficiency or genuineness of any document which the Issuer has determined (absent its gross negligence or willful misconduct) complies on its face with the terms of the applicable Facility Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect; or (z) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

          (b) Notwithstanding any provisions to the contrary in any Reimbursement Agreement, each Borrower agrees to reimburse the Issuer for amounts which the Issuer pays under each Facility Letter of Credit issued for its account no later than the time specified in this Agreement. If the applicable Borrower does not pay any such Facility Letter of Credit

     Reimbursement Obligations when due, then such Borrower shall be deemed to have immediately requested that the Lenders make an Alternate Base Rate Advance under this Agreement in a principal amount equal to such unreimbursed Facility Letter of Credit Reimbursement Obligations. The Administrative Agent shall promptly notify the Lenders of such deemed request and, without the necessity of compliance with the requirements of Sections 2.6 and 4.2, each Lender shall make available to the Administrative Agent its Loan in the manner prescribed for Alternate Base Rate Advances. The proceeds of such Loans shall be paid over by the Administrative Agent to the Issuer for the account of the applicable Borrower in satisfaction of such unreimbursed Facility Letter of Credit Reimbursement Obligations, which shall thereupon be deemed satisfied by the proceeds of, and replaced by, such Alternate Base Rate Advance.

          (c) If the Issuer makes a payment on account of any Facility Letter of Credit and is not concurrently reimbursed therefor by the applicable Borrower and if for any reason an Alternate Base Rate Advance may not be made pursuant to paragraph (b) above, then as promptly as practical during normal banking hours on the date of its receipt of such notice or, if not practicable on such date, not later than noon (Chicago time) on the Business Day immediately succeeding such date of notification, each Lender shall deliver to the Administrative Agent for the account of the Issuer, in immediately available funds, the purchase price for such Lender's interest in such unreimbursed Facility Letter of Credit Obligations, which shall be an amount equal to such Lender's pro-rata share of such payment. Each Lender shall, upon demand by the Issuer, pay the Issuer interest on such Lender's pro-rata share of such draw from the date of payment by the Issuer on account of such Facility Letter of Credit until the date of delivery of such funds to the Issuer by such Lender at a rate per annum, computed for actual days elapsed based on a 360-day year, equal to the Federal Funds Effective Rate for such period; provided, that such payments shall be made by the Lenders only in the event and to the extent that the Issuer is not reimbursed in full by the applicable Borrower for interest on the amount of any draw on the Facility Letters of Credit.

          (d) At any time after the Issuer has made a payment on account of any Facility Letter of Credit and has received from any other Lender such Lender's pro-rata share of such payment, such Issuer shall, forthwith upon its receipt of any reimbursement (in whole or in part) by the applicable Borrower for such payment, or of any other amount from the applicable Borrower or any other Person in respect of such payment (including, without limitation, any payment of interest or penalty fees and any payment under any collateral account agreement of the applicable Borrower or any Loan Document but excluding any transfer of funds from any other Lender pursuant to Section 2.18.3(b)), transfer to such other Lender such other Lender's ratable share of such reimbursement or other amount; provided, that interest shall accrue for the benefit of such Lender from the time such Issuer has made a payment on account of any Facility Letter of Credit; provided, further, that in the event that the receipt by the Issuer of such reimbursement or other amount is found to have been a transfer in fraud of creditors or a preferential payment under the Bankruptcy Code or is otherwise required to be returned, such Lender shall promptly return to the Issuer any portion thereof previously transferred by the Issuer to such Lender, but without interest to the extent that interest is not payable by the Issuer in connection therewith.

          2.18.4 Procedure for Issuance. Prior to the issuance of each Facility Letter of Credit, and as a condition of such issuance, the applicable Borrower shall deliver to the Issuer (with a copy to the Administrative Agent) a Reimbursement Agreement signed by such Borrower, together with such other documents or items as may be required pursuant to the terms thereof, and the proposed form and content of such Facility Letter of Credit shall be reasonably satisfactory to the Issuer. Each Facility Letter of Credit shall be issued no earlier than two
     (2) Business Days (or on such other date as shall be agreed to by the Issuer and the applicable Borrower) after delivery of the foregoing documents, which delivery may be by the applicable Borrower to the Issuer by telecopy or other electronic means followed by delivery of executed originals within five (5) days thereafter. The documents so delivered shall be in compliance with the requirements set forth in Section 2.18.1(b), and shall specify therein (i) the stated amount of the Facility Letter of Credit requested, (ii) the effective date of issuance of such requested Facility Letter of Credit, which shall be a Business Day, (iii) the date on which such requested Facility Letter of Credit is to expire, which shall be a Business Day prior to January 15, 2003, (iv) the entity for whose benefit the requested Facility Letter of Credit is to be issued, which shall be International or, subject to Section 2.1.4, Midas, (v) whether the requested Facility Letter of Credit is a Standby Letter of Credit or a Commercial Letter of Credit and (vi) the aggregate amount of Facility Letter of Credit Obligations which are outstanding and which will be outstanding after giving effect to the requested Facility Letter of Credit issuance. The delivery of the foregoing documents and information shall constitute an "Issuance Request" for purposes of this Agreement. Subject to the terms and conditions of Section 2.18.1 and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, the Issuer shall, on the requested date, issue a Facility Letter of Credit on behalf of the applicable Borrower in accordance with the Issuer's usual and customary business practices. In addition, any amendment of an existing Facility Letter of Credit shall be deemed to be an issuance of a new Facility Letter of Credit and shall be subject to the requirements set forth above (other than the execution and delivery of a Reimbursement Agreement, if waived by the Issuer). The Issuer shall give the Administrative Agent prompt written notice of the issuance of each Facility Letter of Credit.

          2.18.5 Nature of the Lenders' Obligations. (a) As between each Borrower and the Lenders, such Borrower assumes all risks of the acts and omissions of, or misuse of the Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit. In furtherance and not in limitation of the foregoing, no Lender shall be responsible (absent its own gross negligence or willful misconduct in connection therewith) for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Issuer in order to draw upon such Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise;
     (v) errors in the interpretation of technical terms; (vi) the misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or (vii) any consequences arising from causes beyond control of the Issuer.

          (b) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuer under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted absent its gross negligence or willful misconduct, shall not put the Administrative Agent or any Lender under any resulting liability to either Borrower or relieve either Borrower of any of its obligations hereunder to the Issuer or any such Person.

          2.18.6 Facility Letter of Credit Fees. Each Borrower hereby agrees to pay to the Administrative Agent for the account of the Issuer or the Lenders, as applicable, letter of credit fees with respect to each Facility Letter of Credit issued for its account from and including the date of issuance thereof until the date such Facility Letter of Credit is fully drawn, cancelled or expired, (a) for the account of the Issuer, 0.10% on the aggregate initial face amount of such Facility Letter of Credit payable on the date of issuance, and (b) for the ratable account of the Lenders, equal to the Applicable Margin multiplied by the aggregate amount from time to time available to be drawn on such Letter of Credit, calculated with respect to actual days elapsed on the basis of a 360-day year and payable quarterly in arrears on each Payment Date in each year and upon the expiration, cancellation or utilization in full of such Facility Letter of Credit with such fees increased, in the case of clause (b) above, by 1% per annum while a Default has occurred and is continuing. In addition to the foregoing, each Borrower agrees to pay the Issuer any other fees customarily charged by it in respect of Letters of Credit issued by it.

                                  ARTICLE III

                            CHANGE IN CIRCUMSTANCES

     3.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive, or any interpretation or implementation thereof, by any Governmental Authority charged with the administration thereof (which, if not having the force of law, is observed by the reasonable practice of commercial lenders in the country involved):

     (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from either Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender or Lending Installation in respect of its Loans, its interest in the Facility Letters of Credit or other amounts due it hereunder, or

     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation

            (other than reserves or assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

     (iii) imposes any other condition (other than increases in amounts of capital required under Section 3.2) the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Loans or issuing or participating in Facility Letters of Credit or to reduce any amount receivable by any Lender or any applicable Lending Installation in connection with any Loans or Facility Letters of Credit, or to require any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held, Facility Letters of Credit issued or participated in or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender pursuant to Section 3.6 (which demand shall be made not more than 60 days after such Lender becomes aware of the event which triggers it), such Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, its interest in the Facility Letters of Credit and its Commitment.

     3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender pursuant to Section 3.6 (which demand shall be made not more than 60 days after such Lender becomes aware of the event which triggers it), each Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its interest in Facility Letters of Credit or its obligation to make Loans or issue or participate in Facility Letters of Credit hereunder unless each Borrower elects to terminate this Agreement pursuant to Section 2.5 within the 15 day period after such Lender's payment demand, in which case no compensation under this
Section 3.2 shall be due and payable. "Change" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline or directive, or any interpretation or implementation thereof, by any Governmental Authority charged with the administration thereof (which, if not having the force of law, is observed by the reasonable practice of commercial lenders in the country involved), after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3. Availability of Types of Advances. If any Lender reasonably determines that maintenance of any of its Eurodollar Ratable Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall suspend the availability of Eurodollar Ratable Advances and require any Eurodollar Ratable Advances be repaid or be promptly converted to an Alternate Base Rate Advance, subject to the payment of any funding indemnification amounts pursuant to Section 3.4, but without either Borrower incurring additional cost or penalty. If the Required Lenders determine that (a) deposits of a type or maturity appropriate to match fund Eurodollar Ratable Advances are not available, or (b) the interest rate applicable to a Eurodollar Ratable Advance does not accurately reflect the cost of making a Eurodollar Ratable Advance, then the Administrative Agent shall suspend the availability of the Eurodollar Ratable Advance with respect to any Ratable Advances made after the date of any such determination until such time that neither such condition remains applicable. If any Lender determines that maintenance of any of its Eurodollar Bid Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, such Lender may suspend the availability of such Eurodollar Bid Rate Loan and require such Eurodollar Bid Rate Loan to be repaid, subject to the payment of any funding indemnification amounts pursuant to Section 3.4, but without the applicable Borrower incurring additional cost or penalty, or make such other arrangement as such Lender and the applicable Borrower may deem appropriate; provided, however, that any such event shall not affect any other Lender's outstanding Eurodollar Bid Rate Loans.

     3.4. Funding Indemnification. If any payment of a Eurodollar Ratable Advance occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Ratable Advance is not made on the date specified by the applicable Borrower in the related Ratable Borrowing Notice or Conversion/Continuation Notice for any reason other than default by the Lenders, the applicable Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Ratable Advance. If any payment of a Competitive Bid Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Competitive Bid Loan is not made on the date specified by the applicable Borrower for any reason other than default by the applicable Lender, such Borrower shall indemnify such Lender for such loss or cost, if any, as may be agreed upon by such Borrower and such Lender. Payment due under the indemnification set forth in this Section 3.4 shall be made within 15 days of the date such Lender makes demand therefor pursuant to Section 3.6 (which demand shall be made not more than 90 days after the occurrence of the event which triggers it).

     3.5. Taxes. (a) All payments by each Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If either Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

     (b) In addition, each Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

     (c) Each Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this
Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6 (which demand shall be made not more than 90 days after the occurrence of the event which triggers it).

     (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten Business Days after the date of this Agreement, (i) deliver to each of Midas and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of Midas and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of Midas and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Midas or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises Midas and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (e) For any period during which a Non-U.S. Lender has failed to provide Midas with an appropriate form pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, Midas shall take such steps as such Non-U.S. Lender shall reasonably request (but without the incurrence of any expense by Midas) to assist such Non-U.S. Lender to recover such Taxes.

     (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Midas (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     3.6. Lender Statements; Survival of Indemnity. The Administrative Agent or the applicable Lender, as applicable, shall deliver a written statement of the Administrative Agent or such Lender to the applicable Borrower as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be prima facie evidence of the accuracy thereof absent manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Ratable Loan shall be calculated as though each Lender funded its Eurodollar Ratable Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Eurodollar Ratable Loan, whether in fact that is the case or not. The obligations of each Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive the payment of the Obligations and the termination of this Agreement.

     3.7. Mitigation of Additional Costs or Adverse Circumstances. If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in (i) an increase in the liability of either Borrower to such Lender under Section 3.1, 3.2, or 3.5, or (ii) the unavailability of Eurodollar Ratable Advances under Section 3.3, then, without in any way limiting, reducing or otherwise qualifying the applicable Borrower's obligations under any of the Sections referred to above in this Section 3.7, such Lender shall promptly upon becoming aware of the same notify the Administrative Agent thereof and shall, in consultation with the Administrative Agent and the applicable Borrower and to the extent that it can do so without disadvantaging itself, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances (including, without limitation, the designation of an alternate Lending Installation or the transfer of its Loans to another Lending Installation). If and so long as a Lender has been unable to take, or has not taken, steps acceptable to the applicable Borrower to mitigate the effect of the circumstances in question, such Lender shall be obliged, at the request of the applicable Borrower, pursuant to an assignment agreement in the form of Exhibit G hereto, to sell its Notes, if any, and assign all its rights and obligations hereunder to another Person nominated by the applicable Borrower and willing to purchase such Notes, if any, assume the Commitment of such Lender and participate in the facility in place of such Lender; provided that such Person satisfies all of the requirements of this Agreement, including, but not limited to, providing the forms required by Section 3.5(d). Upon such purchase and assumption by such substituted Person, (a) such Person shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and (b) the transferor Lender shall be released with respect to the Loans and Commitment so assigned. Notwithstanding any such assignment, unless otherwise agreed to by the transferor Lender, the obligations of each Borrower under Sections 3.1, 3.2, 3.3 and 3.5 shall survive any such assignment and be enforceable by such transferor Lender.

                                  ARTICLE IV

                             CONDITIONS PRECEDENT

     4.1. Initial Loans and Facility Letters of Credit. The Lenders shall not be required to make the initial Advance hereunder and the Issuer shall not be required to issue any Facility Letter of Credit hereunder unless the Borrowers have furnished the following to the Administrative Agent with sufficient copies for the Lenders and the other conditions set forth below have been satisfied, in each case on a date on or before February 28, 1998:

           (a    Charter Documents; Good Standing Certificate. Copies of the
Certificate of Incorporation of each Borrower, together with all amendments thereto, all certified by the appropriate governmental officer in its jurisdiction of incorporation, together with a good standing certificate issued as of a date not more than 10 days prior to the Closing Date by the Secretary of State of the jurisdiction of its incorporation.

           (b    By-Laws and Resolutions. Copies, certified by the Secretary or
Assistant Secretary of each Borrower, of its By-laws and Board of Directors' resolutions authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party.

           (c    Secretary's Certificate. An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower, which shall identify by name and title and bear the signature of the officers of such Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower.

           (d    Officers' Certificate. A certificate, dated the Closing Date, signed by an Authorized Officer of each Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that: (i) on the Closing Date (both before and after giving effect to the consummation of the Distribution, the consummation of the other transactions contemplated hereby and the making of the Loans hereunder (collectively, the "Closing Transactions")), no Default or Unmatured Default has occurred and is continuing; (ii) no injunction or temporary restraining order which would prohibit the making of the Loans or the consummation of any of the Closing Transactions, or other litigation which could reasonably be expected to have a Material Adverse Effect is pending or, to the best of such Person's knowledge, threatened; (iii) all orders, consents, approvals, licenses, authorizations, or validations of, or filings, recordings or registrations with, or exemptions by, any governmental or public body or authority, or any subdivision thereof, required to make or consummate the Closing Transactions have been or, prior to the time required, will have been, obtained, given, filed or taken and are or will be in full force and effect (or the applicable

Borrower has obtained effective judicial relief with respect to the application thereof) and all applicable waiting periods have expired; (iv) the Transaction Documents are in full force and effect and no term or condition thereof has been amended, modified or waived after the execution thereof except with the written consent of the Administrative Agent; (v) all of the transactions contemplated by the Distribution Documents which are to occur on or prior to the Closing Date have occurred or will occur contemporaneously with the initial Advance substantially in the form and manner set forth in the Information Statement;
(vi) each of the representations and warranties set forth in Article V of this Agreement is true and correct on and as of such date; and (vii) since December 31, 1996, no event or change has occurred in respect of Midas and its Subsidiaries, International and its Subsidiaries or the former international operations of Whitman which are part of the Midas business, either individually or in the aggregate, that has caused or evidences a Material Adverse Effect, other than (x) the pre-tax non-recurring charge of $32,100,000 taken by International and its international Affiliates in 1997, (y) the pre-tax expenses related to the disposition of Midas-operated stores in the United States of $35,500,000 taken by International and its international Affiliates in 1997 and
(z) the expenses related to the Whitman charge of $18,000,000 in 1997.

          (e   Legal Opinions. A written opinion of (a) Messrs. Sidley & Austin, counsel to the Borrowers, and (b) Mr. Robert H. Sorensen, Esq., General Counsel to the Borrowers, in each case addressed to the Administrative Agent and the Lenders and in form and substance acceptable to the Administrative Agent and its counsel.

          (f   Loan Documents. Executed originals of this Agreement and each of the Loan Documents, which shall be in full force and effect, together with all schedules (as of the Closing Date), exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

          (g   Letters of Direction. Written money transfer instructions with respect to the initial Advances and to future Advances substantially in the form of Exhibit H hereto in form and substance acceptable to the Administrative Agent and its counsel addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

          (h   Financial Statements. The Administrative Agent and the Lenders
shall have received (i) the Pro Forma, which must be satisfactory in form and substance to the Administrative Agent and the Lenders and which must not be materially less favorable, in the Administrative Agent's and the Lenders' reasonable judgment, than the projections previously provided to them, and (ii) a certificate of the chief financial officer of Midas accompanying such Pro Forma showing that, as of the applicable Transaction Date Midas has a Debt to EBITDA Ratio of less than 3.5 to 1.0 (excluding (x) the pre-tax non-recurring charge of $32,100,000 taken by International and its international Affiliates in 1997, (y) the pre-tax expenses related to the disposition of Midas-operated stores in the United States of $35,500,000 taken by International and its international Affiliates in 1997 and (z) the expenses related to the Whitman charge of $18,000,000 in 1997).

          (i) Private Placement. International shall have issued the Senior Notes, yielding gross proceeds to International of at least $50,000,000, substantially on the terms and conditions set forth on Schedule 4.1.

          (j) Other. Such other documents as the Administrative Agent, any Lender or their counsel may have reasonably requested.

     4.2. Each Future Advance and Facility Letter of Credit. The Lenders shall not be required to make any Advance and the Issuer shall not be obligated to issue any Facility Letter of Credit unless on the applicable Borrowing Date:

          (a) There exists no Default or Unmatured Default and none would result from such Advance or issuance of such Facility Letter of Credit;

          (b) The representations and warranties contained in Article V (excluding (i) Section 5.5 and (ii) at any time at which Midas maintains Investment Grade Ratings in respect of its long term unsecured debt, Section 5.7) are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date;

          (c) A Borrowing Notice or Issuance Request, as applicable, shall have been properly submitted; and

          (d) All legal matters incident to the making of such Advance or issuance of such Facility Letter of Credit shall be satisfactory to the Lenders and their counsel.

     Each Ratable Borrowing Notice and Competitive Bid Quote Request with respect to each such Advance and each Issuance Request with respect to each such Facility Letter of Credit shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

     Each Borrower represents and warrants to the Lenders that:

     5.1. Corporate Existence and Standing. Each of Midas and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which it conducts business that is material to the business of Midas and its Subsidiaries taken as a whole.

     5.2. Authorization and Validity. Each of Midas and its Subsidiaries has the corporate power and authority and legal right to execute and deliver the Loan Documents and the other

Transaction Documents to which each is a party, to perform its obligations thereunder and to consummate the transactions therein contemplated. The execution and delivery by Midas and its Subsidiaries of the Loan Documents and the other Transaction Documents to which it is a party, the performance of their respective obligations thereunder and the consummation of the transactions therein contemplated have been duly authorized by proper corporate proceedings, and the Loan Documents and other Transaction Documents constitute legal, valid and binding obligations of Midas or such Subsidiary, as applicable, enforceable against Midas or such Subsidiary, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3. No Conflict; Government Consent. Neither the execution and delivery by Midas and its Subsidiaries of the Loan Documents and the other Transaction Documents to which each is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will or, at the relevant time, did (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Midas or such Subsidiary or Midas's or such Subsidiary's Certificate of Incorporation or By-Laws or the provisions of any indenture, instrument or agreement to which Midas or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, (b) conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of Midas or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement or (c) require any consent of the stockholders or any Person, except for approvals or consents which have been obtained and remain in effect, except for any such violation, conflict or default that could not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, which has not been obtained by Midas or any of its Subsidiaries, is required to be obtained by Midas or any of its Subsidiaries in connection with (a) the execution and delivery of the Loan Documents or the other Transaction Documents to which it is a party, (b) the borrowings under this Agreement or (c) the payment by the Borrowers of the Obligations.

     5.4. Financial Statements. Midas has heretofore furnished to each of the Lenders the Fiscal Year 1996 audited combined financial statements (the "Financial Statements"), as set forth in Annex C to the Information Statement, of "Midas" (as described in the footnotes to such Financial Statements). The Financial Statements were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the financial position of "Midas" at such date and the consolidated results of their operations for the period then ended. The pro forma combined financial statements (the "Pro Forma") of "Midas" for the nine months ended September 1997 and for the year ended December 1996 are provided in the Information Statement. As of each Transaction Date, the Pro Forma estimates Midas's and the Subsidiaries' assets, liabilities, financial condition and results of operations on a combined basis in accordance with generally accepted accounting principles in effect on the date such financial statements were prepared, consistently applied, taking into account the Closing Transactions and the other transactions and actions contemplated by this Agreement, the Loan Documents and the Transaction Documents, and based upon assumptions that Midas believes are reasonable and appropriate.

     5.5. Material Adverse Change. As of each Transaction Date, since December 31, 1996, no event or change has occurred in the business, Property, condition (financial or otherwise) or results of operations of Midas and its Subsidiaries, International and its Subsidiaries or the former international operations of Whitman which are part of the Midas business, either individually or in the aggregate, that has caused or evidences a Material Adverse Effect, other than
(i) a pre-tax non-recurring charge of $32,100,000 taken by International and its international Affiliates in 1997, (ii) the pre-tax expenses related to the disposition of Midas-operated stores in the United States of $35,500,000 taken by International and its international Affiliates in 1997 and (iii) the expenses related to the Whitman charge of $18,000,000 taken in 1997.

     5.6. Taxes. Midas and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Midas or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided, as appropriate. No claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. In respect of tax years prior to the Distribution, neither Midas nor any of its Subsidiaries has any liability for any taxes except (i) as disclosed in the Financial Statements, (ii) to the extent reimbursable by Whitman pursuant to that certain Tax Sharing Agreement among Midas, International and Whitman entered into in connection with the Distribution, and (iii) to the extent payable to Whitman in respect of the 1997 Fiscal Year and in an amount not to exceed $5,000,000.

     5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Midas or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of the Loans or the issuance of Facility Letters of Credit or the consummation of any other Closing Transaction. As of each Transaction Date, other than any liability incident to such litigation, arbitration or proceedings, neither Midas nor any of its Subsidiaries has any material contingent obligations not provided for or disclosed in the Financial Statements.

     5.8. Subsidiaries. Schedule 5.8 hereto contains an accurate list of all of the Subsidiaries of Midas as of the Closing Date (but after giving effect to all of the transactions comprising the Distribution), setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by Midas or other Subsidiaries.

     5.9. ERISA. Since the date of the Financial Statements, no Reportable Event has occurred with respect to any Single Employer Plan, and each Single Employer Plan complies with all applicable requirements of law and regulations, except for any failure to comply which could not reasonably be expected to have a Material Adverse Effect. The sum of (a) the Unfunded Liabilities of all Single Employer Plans in the aggregate and (b) the aggregate withdrawal liability to Multiemployer Plans which Midas or any other member of the Controlled Group has incurred, or is reasonably expected to incur, is not in excess of $10,000,000.

     5.10. Accuracy of Information. To Midas's knowledge, no information, exhibit or report furnished by Midas or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any misstatement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

     5.11. Compliance With Laws; Material Agreements. Midas and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, the failure to comply with which could reasonably be expected to have a Material Adverse Effect. Neither Midas nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect. Neither Midas nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

     5.12. Federal Reserve Regulations. Margin Stock constitutes less than 25% of those assets of Midas and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation G, Regulation T, Regulation U or Regulation X. Neither the making of any Advance or issuance of any Facility Letters of Credit hereunder, the use of the proceeds thereof, nor any other aspect of the financing of the Distribution, will violate or be inconsistent with the provisions of Regulation G, Regulation T, Regulation U or Regulation X.

     5.13. Investment Company Act. Neither Midas nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     5.14. Public Utility Holding Company Act. Neither Midas nor any Subsidiary thereof is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.15. Plan Assets; Prohibited Transactions. Neither Borrower is an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. (S) 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

                                  ARTICLE VI

                                   COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1. Financial Reporting. Midas will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and will furnish to the Lenders:

           (a) As soon as practicable and in any event within 100 days after the close of each of its Fiscal Years, an audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, retained earnings and cash flows; provided, that for the 1997 Fiscal Year, such Audit Report shall be prepared on a combined basis for "Midas" and substantially in the form of the Financial Statements. Such audit report shall be free from exceptions, reservations or qualifications as a result of which the auditor is unable to conclude that the financial statements fairly present or adequately disclose the financial condition of Midas and its Subsidiaries and shall not be limited because of restricted or limited access by such accountant to any material portion of Midas's or any Subsidiary's records.

           (b) As soon as practicable and in any event within 55 days after the close of the first three Fiscal Quarters of each of its Fiscal Years unaudited balance sheets on a consolidated basis for itself and its Subsidiaries as at the close of each such period and consolidated statements of income, retained earnings and cash flows on a consolidated basis for itself and its Subsidiaries for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter in the form required for quarterly reports under the Securities and Exchange Commission and certified by an Authorized Officer of Midas, subject to year-end audit adjustments.

           (c) Together with the financial statements required by clauses (a) and (b) above, a compliance certificate in substantially the form of Exhibit F hereto signed by Midas's chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

           (d) Together with the financial statements required by clause (b) above, a certificate signed by Midas's chief financial officer confirming that Net Rent for the period of four Fiscal Quarters ending on the date of determination was not materially greater than Net Rent for the prior Fiscal Year.

           (e) As soon as possible and in any event within 10 days after Midas knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of Midas, describing said Reportable Event and the action which Midas proposes to take with respect thereto.

          (f) Promptly upon the furnishing thereof to the shareholders of Midas, copies of all financial statements, reports and proxy statements so furnished.

          (g) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly or other regular reports which Midas or any of its Subsidiaries files with the Securities and Exchange Commission.

          (h) Such other information as the Administrative Agent or any Lender may from time to time reasonably request.

     6.2. Use of Proceeds. Midas will, and will cause each Subsidiary to, use the proceeds of the Advances to finance in part the payments to be made in connection with the Distribution and the payment of related fees and expenses, to finance Purchases (subject to the next sentence), to meet the working capital and other general corporate needs of Midas and its Subsidiaries and to repay outstanding Advances. Midas will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances or any Facility Letter of Credit to purchase or carry any Margin Stock in violation of Regulation U or to finance the Purchase of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person.

     6.3. Notice of Default. Each Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default specifying the nature and extent thereof and the steps being taken by such Borrower with respect thereto.

     6.4. Conduct of Business. Midas will, and will cause each Subsidiary to, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     6.5. Taxes. Midas will, and will cause each Subsidiary to, timely file complete and correct, in all material respects, United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside, if appropriate, in accordance with Agreement Accounting Principles.

     6.6. Insurance. Midas will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies adequate insurance covering all such properties and risks as are customarily insured, and in such amounts as are customarily carried by, firms engaged in similar businesses and similarly situated.

     6.7. Compliance with Laws. Midas will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Environmental Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     6.8. Maintenance of Properties. Midas will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

     6.9. Inspection. Midas will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents during normal business hours, to inspect any of the Property, corporate books and financial records of Midas and each Subsidiary, and to discuss the affairs, finances and accounts of Midas and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate; provided, that so long as no Default or Unmatured Default has occurred and is continuing, the Administrative Agent and the Lenders shall not conduct more than two inspections in any calendar year. Midas will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles consistently applied.

     6.10. Indebtedness. At any time at which Midas does not maintain Investment Grade Ratings in respect of its long term unsecured debt, Midas will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

            (a)  the Loans;

            (b) (i) Indebtedness evidenced by the Senior Notes, (ii) any Indebtedness incurred to refinance or repay the Senior Notes (or any replacement thereof) with an aggregate principal amount not to exceed $75 million and (iii) any guaranty by Midas of any Indebtedness described in clause (i) or (ii); provided, that any Indebtedness incurred for the purpose of refinancing or repaying the Senior Notes (or any replacement thereof) may only be incurred in compliance with Section 6.20;

            (c)  Indebtedness existing on the date hereof and described in
Schedule 6.10 hereto; and

            (d) other Indebtedness with an aggregate principal amount not in excess of the greater of (i) $50,000,000 or (ii) 15% of Total Assets.

     6.11. Merger. Midas will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) any Wholly-Owned Subsidiary may merge with or into Midas or any Wholly-Owned Subsidiary, provided that in any merger or consolidation involving International and another Wholly-Owned Subsidiary, International shall be the surviving corporation, (b) Midas or any Subsidiary may merge or consolidate with any other Person so long as (i) the merger has been approved and recommended by the board of directors (or functional equivalent thereof) of such other Person, (ii) Midas or such Subsidiary is the continuing or surviving corporation and (iii) prior to and after giving effect to such merger or consolidation, no Default or Unmatured Default shall exist (determined, with respect to Section 6.18, on a pro forma basis, as of the end of the preceding Fiscal Quarter, including with respect to EBITDA (for the preceding four Fiscal Quarters), Fixed Charges, and Indebtedness), and (c) any Subsidiary (other than International) may enter into a merger or consolidation as a means of effecting a disposition permitted by Section 6.12.

     6.12. Sale of Assets. Midas will not, nor will it permit any Subsidiary to, lease, sell transfer or otherwise dispose of its Property to any other Person, except for:

     (a)    sales of inventory in the ordinary course of business;

     (b) leases, sales, transfers or other dispositions of its Property that, together with all other Property of Midas and its Subsidiaries previously leased, sold, transferred or disposed of as permitted by this Section 6.12(b) during the twelve-month period ending with the month in which any such lease, sale, transfer or other disposition occurs, do not constitute a Substantial Portion of the Property of Midas and its Subsidiaries; and

     (c) sales made after the Closing Date of (i) Midas-operated stores in the United States, (ii) the caliper rebuilding plant located in Chicago, Illinois, (iii) the facility located in Scarborough, Ontario and (iv) other assets of European operations, so long as all such sales involve Property with an aggregate net book value not to exceed $50,000,000.

     6.13. Investments and Purchases. Midas will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Purchases, except:

     (a) (i) Short-term obligations of, or fully guaranteed by, the United States of America, (ii) obligations of, or fully guaranteed by, the central government of Canada, France, Belgium, Spain, Austria, the Netherlands, Italy, Australia or Switzerland, and (iii) funds which invest solely in any obligations described in clauses (i) and (ii);

     (b) Commercial paper rated A-l or better by S&P or P-l or better by Moody's and funds which invest solely in such commercial paper;

     (c) Demand deposit accounts maintained in the ordinary course of business;

     (d) Certificates of deposit and bankers' acceptances issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

     (e)    Investments in existence on the Closing Date and described in
            Schedule 6.13 hereto;

     (f)    Investments in Subsidiaries;

     (g) Purchases, so long as both before and after giving effect to such Purchase, no Default or Unmatured Default shall exist (determined, with respect to Section 6.18, on a pro forma basis, as of the end of the preceding Fiscal Quarter, including with respect to EBITDA (for the preceding four Fiscal Quarters), Fixed Charges, and Indebtedness);

     (h) Interest rate and currency hedge transactions entered into in the ordinary course of business; and

     (i) Other Investments made after the Closing Date for aggregate consideration not to exceed the greater of (i) $29,000,000 or (ii) 10% of Net Worth (determined as of the last day of the Fiscal Quarter immediately prior to the date of such Investment).

     6.14. Liens. Midas will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of Midas or any of its Subsidiaries, except:

     (a) Liens affecting Property of a corporation or other business entity existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with or purchased by Midas or a Subsidiary;

     (b) Liens existing at the time of acquisition of the Property affected thereby or incurred to secure payment of all or part of the purchase price of such Property or to secure Indebtedness incurred prior to, at the time of or within 180 days after the acquisition of such Property for the purpose of financing all or part of the purchase price thereof (provided such Liens are limited to such Property and improvements thereon);

     (c) Liens placed within 180 days of completion of construction of new plants or facilities to secure all or part of the cost of construction of such plants or facilities, or to secure Indebtedness incurred to provide funds for any such purpose;

     (d) Liens which secure Indebtedness owing by a Subsidiary to Midas or another Subsidiary;

     (e)    Liens existing on the date of this Agreement and described in
            Schedule 6.14 hereto;

     (f) Liens arising by reason of mortgages on Property owned or leased by Midas or a Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, or in favor of holders of securities issued by any such entity, pursuant to any contract or statute (including, without limitation, mortgages or liens to secure pollution control or industrial revenue bonds or similar financings) or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of the Property subject to such mortgages;

     (g) Mechanics', materialmen's, carriers', workmen's, vendors' or other like Liens, arising in the ordinary course of business in respect of obligations which are not past due or which are being contested in good faith;

     (h) Liens arising by reason of any deposit with, or the giving of any form of security to (a) any surety company or clerk or any court, or in escrow, as collateral in connection with, or in lieu of, any bond or appeal from any judgment or decree against Midas or a Subsidiary, or in connection with other proceedings or actions at law or in equity by or against Midas or a Subsidiary, or (b) any government or governmental department, agency or instrumentality, which deposit or security is required or permitted to qualify Midas or a Subsidiary to conduct business (or perform any contract with such entities), to maintain self-insurance, or to obtain the benefit of, or comply with, any law pertaining to workers' compensation, unemployment insurance, old age pensions, social security, or similar matters;

     (i) Liens existing on property acquired by Midas or a Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;

     (j) Liens for judgments or awards, so long as the finality of any such judgment or award is being contested in good faith and execution thereon is stayed and for which adequate reserves have been established if appropriate;

     (k) Liens for taxes or assessments or governmental charges or levies not yet past due or delinquent or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, if appropriate; and any other liens of a nature substantially similar to those described in this clause (k) which do not materially impair the use of such Property in the operation of the business of Midas and its Subsidiaries taken as a whole or the value of such Property for the purposes of such business;

     (l) Liens on receivables and general intangibles relating to payment rights in connection therewith securing (i) Indebtedness incurred by Midas or any such Subsidiary, as applicable, with respect to the securitization of franchisee loans and (ii) Capitalized Lease Obligations incurred by Midas or any such Subsidiary, as applicable;

     (m) Liens securing other Indebtedness with an aggregate principal amount not to exceed at any time the greater of (i) $50,000,000 or (ii) 10% of Net Worth; and

     (n) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a) to (m) inclusive of any Indebtedness secured thereby; provided, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extended, renewed, or replacement Lien shall be limited to all or part of the same Property which secured the lien extended, renewed or replaced (plus improvements on such Property).

     6.15. Affiliates. Midas will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) in the ordinary course of business and pursuant to the reasonable requirements of Midas's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Midas or such Subsidiary than Midas or such Subsidiary would obtain in a comparable arms-length transaction and (b) transactions in connection with the Distribution described in the Information Statement.

     6.16. Environmental Matters. Midas shall and shall cause each of its Subsidiaries to (a) at all times comply in all material respects with all applicable Environmental Laws and (b) promptly take any and all necessary remedial actions required by Environmental Law in response to the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any real property owned, leased or operated by Midas or any of its Subsidiaries.

     6.17. Inconsistent Agreements. Midas shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Obligations, the amending of the Loan Documents or the ability of any Subsidiary to pay dividends or make other distributions on its capital stock.

     6.18. Financial Covenants. Midas on a consolidated basis with its Subsidiaries shall:

          6.18.1. Minimum Net Worth. At all times after the date hereof, maintain a minimum Net Worth at least equal to the sum of (a) 75% of Net Worth as of the date on which substantially all of the transactions comprising the Distribution have been consummated (after giving effect to the consummation of the Closing Transactions and the Distribution) plus (b) 50% of positive Net Income, if any, for each Fiscal Quarter ending after the Closing Date and on or prior to the date of determination, plus (c) 100% of the amount of Net Available Proceeds realized by Midas or any Subsidiary from the issuance of equity securities after the Closing Date, less (d) any non-cash restructuring charges taken by Midas in its 1998 Fiscal Year or 1999 Fiscal Year, determined on an after-tax basis.

          6.18.2. Debt to EBITDA Ratio. As of the end of each Fiscal Quarter, maintain a Debt to EBITDA Ratio, of less than the ratio set forth below for the corresponding Fiscal Year:

           Fiscal Year                  Ratio
           -----------                  -----

               1998                     3.5:1.0
               1999                     3.5:1.0
               2000                     3.25:1.0
               2001                     3.0:1.0

               2002                      2.75:1.0

          6.18.3. Fixed Charges Coverage Ratio. As of the end of each Fiscal Quarter, maintain a Fixed Charges Coverage Ratio of at least the ratio set forth below for the corresponding Fiscal Year:

            Fiscal Year                  Ratio
            -----------                  -----
               1998                      2.25:1.0
               1999                      2.25:1.0
               2000                      2.50:1.0
               2001                      2.75:1.0
               2002                      3.0:1.0

     6.19. ERISA. Midas will (a) fulfill, and cause each member of the Controlled Group to fulfill, its obligations under the minimum funding standards of ERISA and the Code with respect to each Single Employer Plan and fulfill its obligations to make required contributions to each Multiemployer Plan, (b) comply, and cause each member of the Controlled Group to comply, with all applicable provisions of ERISA and the Code with respect to each Single Employer Plan, except where such failure or noncompliance individually or in the aggregate would not have a Material Adverse Effect, (c) not permit the sum of
(i) the aggregate Unfunded Liabilities of all Single Employer Plans in the aggregate and (ii) the aggregate withdrawal liability to Multiemployer Plans which Midas or any other member of the Controlled Group has incurred, or is reasonably expected to incur, to exceed $10,000,000 in the aggregate or (d) not, and not permit any member of the Controlled Group to, (i) seek a waiver of the minimum funding standards under ERISA, (ii) terminate any Single Employer Plan or withdraw from any Multiemployer Plan or permit any Reportable Event to occur with respect to a Single Employer Plan or (iii) take any other action with respect to any Plan which would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan, unless the actions or events described in the foregoing clauses (i), (ii) or (iii) individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     6.20. Senior Notes. International will not amend, modify or waive any indenture, note or other agreement evidencing or governing the Indebtedness evidenced by the Senior Notes (or any replacement thereof) if the effect thereof is to cause such Indebtedness (a) to have terms (other than pricing terms) more favorable to the holders of such Senior Notes than the terms set forth in this Agreement, (b) to be secured by any property of any Person or (c) to be guaranteed (either directly or indirectly) by any Person other than Midas. In addition, such Indebtedness shall not be an obligation of any Subsidiary of Midas at any time at which such obligor is not a Borrower hereunder with outstanding Obligations hereunder in an amount at least equal to the lesser of
(x) the Indebtedness evidenced by the Senior Notes and (y) the aggregate Obligations of the Borrowers hereunder.

                                  ARTICLE VII

                                   DEFAULTS
                                   --------

     The occurrence of any one or more of the following events shall constitute a Default:

     7.1. Any representation or warranty made or deemed made by or on behalf of Midas or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, any Loan, any Facility Letter of Credit or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

     7.2. Nonpayment of (a) any principal of any Loan or any Reimbursement Obligation when due, or (b) any interest upon any Loan or any Facility Fee or other fee or obligations under any of the Loan Documents within five days after the same becomes due.

     7.3. The breach by Midas of any of the terms or provisions of Section 6.2, 6.3, 6.10, 6.12, 6.18, 6.19 or 6.20.

     7.4. The breach by either Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.

     7.5. Failure of Midas or any of its Subsidiaries to pay when due any Indebtedness aggregating in excess of $10,000,000 ("Material Indebtedness"); or the default by Midas or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or, at any time at which Midas does not maintain Investment Grade Ratings on its long term unsecured debt, to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of Midas or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment or prepayment) prior to the stated maturity thereof; or Midas or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.6. Midas or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

     7.7. Without the application, approval or consent of Midas or any of its Subsidiaries a receiver, trustee, examiner, liquidator or similar official shall be appointed for Midas or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against Midas or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

     7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of Midas and its Subsidiaries which, when taken together with all other Property of Midas and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

     7.9. Midas or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $1,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

     7.10.  Any Change in Control shall occur.

     7.11. By the close of business on the second Business Day following the Closing Date, (a) the remaining transactions comprising the Distribution shall not have been consummated, as evidenced by the failure of the Borrowers to deliver to the Administrative Agent by such time a certificate executed by an Authorized Officer of each Borrower to the effect set forth in Section 4.1(d) as of such date, except that clause (v) thereof shall be replaced with the following: "the Distribution and all of the transactions contemplated by the Distribution Documents have occurred substantially in the form and manner set forth in the Information Statement", or (b) the chief financial officer of Midas shall not have delivered a certificate to the Administrative Agent to the effect set forth in clause (ii) of Section 4.1(h) as of such date.


                                 ARTICLE VIII

                ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
                ----------------------------------------------

     8.1.  Acceleration.  If any Default described in Section 7.6,  7.7 or
7.11 occurs with respect to either Borrower, the obligations of the Lenders to make Loans or issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans or issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives. In addition to the foregoing, following the occurrence and during the continuance of a Default, so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Administrative Agent, the Borrowers shall deposit in an account (the "Letter of Credit Cash Collateral Account") maintained with First Chicago in the name of the Administrative Agent, for the ratable benefit of the Lenders and the Administrative Agent, cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. Neither Borrower shall have any control over funds in the Letter of Credit Cash Collateral Account which funds shall be invested by the Administrative Agent from time to time. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuer for drafts drawn from time to time under the Facility Letters of Credit. Such funds, if any, remaining in the Letter of Credit Cash Collateral Account following the payment of all Obligations in full or the earlier termination of all Defaults shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

     If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6, 7.7 or 7.11 with respect to either Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to Midas, rescind and annul such acceleration and/or termination.

     8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

          (a) Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

          (b) Reduce the percentage specified in the definition of Required Lenders;

          (c) Reduce the amount of or extend the date for the mandatory payments required under Section 2.8 or increase the amount of the Commitment of any Lender hereunder;

          (d) Extend the Facility Termination Date, or permit any Facility Letter of Credit to have an expiry date beyond January 15, 2003;

          (e)  Amend Section 7.11 or this Section 8.2; or

          (f) Permit any assignment by either Borrower of its Obligations or its rights hereunder.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under
Section 12.3.2 without obtaining the consent of any other party to this Agreement.

     8.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of either Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1. Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Loans herein contemplated.

     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to either Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the

Lenders relating to the subject matter thereof other than the fee letter dated November 10, 1997 in favor of First Chicago.

     9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, that the parties expressly agree that the Arranger shall enjoy the benefits of the provisions of Section 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to the Agreement.

     9.6. Expenses; Indemnification. Each Borrower, on a joint and several basis, shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, review, syndication, amendment, modification, and administration of the Loan Documents. Each Borrower, on a joint and several basis, also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Administrative Agent, the Arranger and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger or the Lenders) paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Each Borrower acknowledges that from time to time First Chicago may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) audit reports (the "Reports") pertaining to such Borrower's assets for internal use by First Chicago from information forwarded to it by or on behalf of such Borrower (following the expiration of a reasonable period of review for accuracy of such Reports by the Borrowers), after First Chicago has exercised its rights of inspection pursuant to this Agreement. Each Borrower, on a joint and several basis, further agrees to indemnify the Administrative Agent, the Arranger and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents or the Transaction Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder or the use or intended use of any Facility Letter of Credit, except to the extent that they have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of each Borrower under this Section 9.6 shall survive the termination of this Agreement.

     9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

     9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.10. Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to either Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to either Borrower to review or inform such Borrower of any matter in connection with any phase of either Borrower's business or operations. Each Borrower agrees that neither the Administrative Agent, the Arranger nor any Lender shall have liability to such Borrower (whether sounding in tort, contract or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any punitive, special, indirect or consequential damages suffered by such Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     9.11. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     9.12. CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A

COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST EITHER BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY EITHER BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     9.13. WAIVER OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     9.14. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from either Borrower pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to that Lender, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which that Lender is a party, and (f) permitted by Section 12.4.

     9.15. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

     9.16. Disclosure. Each Borrower and each Lender hereby acknowledge and agree that First Chicago and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Borrowers.

     9.17. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by each Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent that it has taken such action.

                                   ARTICLE X

                                   THE AGENT
                                   ---------

     10.1. Appointment; Nature of Relationship. The First National Bank of Chicago is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Administrative Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent
(i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

     10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

     10.3. General Immunity. Neither the Administrative Agent (in its capacity as such) nor any of its directors, officers, agents or employees shall be liable to either Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction has arisen from the gross negligence or willful misconduct of such Person.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify
(a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of either Borrower or any guarantor of any of the Obligations or of any of such Borrower's or any such guarantor's respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by either Borrower to the Administrative Agent at such time, but is voluntarily furnished by such Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

     10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

     10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

     10.8. Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing has resulted from the gross negligence or willful misconduct of the Administrative Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or either Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

     10.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with either Borrower or any of its Subsidiaries in which either Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

     10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Midas, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor

Administrative Agent, which successor Administrative Agent shall, so long as no Default has occurred and is continuing, be subject to the consent of Midas, such consent not to be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of either Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and each Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Corporate Base Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

     10.13. Administrative Agent's Fee. Each Borrower, on a joint and several basis, agrees to pay to the Administrative Agent, for its own account, the fees agreed to by Midas and the Administrative Agent pursuant to that certain letter agreement dated November 10, 1997, or as otherwise agreed from time to time.

     10.14. Delegation to Affiliates. Each Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

     10.15. Co-Agent. There shall be no right, obligation or liabilities afforded to or imposed upon the Co-Agent by virtue of its status as such.

                                  ARTICLE XI

                               RATABLE PAYMENTS
                               ----------------

     11.1. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than its pro-rata share of such Loans, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of either Borrower to a Lender, other than Indebtedness comprised of Loans made by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness comprised of such Loans. In addition, the Lenders agree to share with each Participant, and each Participant agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance herewith as if each Participant were a Lender.


                                  ARTICLE XII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
               -------------------------------------------------

     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of each Borrower and the Lenders and their respective successors and assigns, except that (a) neither Borrower shall have the right to assign its rights or obligations under the Loan Documents, and (b) any assignment by any Lender must be made in compliance with
Section 12.3. Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of either Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof) shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

     12.2.  Participations.

          12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law and upon prior notice to Midas, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Lender's interest in any Facility Letter of Credit Obligation, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by either Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and each Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment on which such Participant has an interest which forgives principal, interest or fees, reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Facility Termination Date or postpones any date fixed for a regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment.

     12.3.  Assignments.

          12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit G hereto or in such other form as may be agreed to by the parties thereto. The consent of Midas and the Administrative Agent, which in each case shall not unreasonably be withheld, shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Each such assignment shall (unless Midas and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (a) $5,000,000 or (b) the remaining amount of the assigning Lender's Commitment (calculated as of the date of such Assignment).

          12.3.2. Effect; Effective Date. Upon (a) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit G hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (b) payment of a $3,000 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in accordance with the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, (a) such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and (b) no further consent or action by either Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and each Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment, with any Notes so replaced to be returned to the applicable Borrower for cancellation.

     12.4. Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of Midas and its Subsidiaries, including without limitation any information contained in any Reports, upon the execution by any Transferee or prospective Transferee of a confidentiality agreement and the delivery of such executed confidentiality agreement to Midas and the Administrative Agent.

     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).


                                 ARTICLE XIII

                               GUARANTY OF MIDAS
                               -----------------

     13.1 For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make advances to International as a Borrower, Midas hereby absolutely, irrevocably and unconditionally guarantees prompt, full and complete payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future obligations of International to the Administrative Agent, the Lenders and any holder of a Note, an Advance, or any other Obligation under or with respect to the Loan Documents, whether for principal, interest, fees, expenses or otherwise (collectively, the "Guaranteed International Obligations").

     13.2 Midas waives notice of the acceptance of this guaranty and of the extension, incurrence or continuation of the Guaranteed International Obligations or any part thereof. Midas further waives all setoffs and counterclaims and presentment, protest, notice of notices delivered or demand made on International (except for any notice of demand or acceleration under Section 8.1), filing of claims with a court in the event of receivership, bankruptcy or reorganization of

International or action or delinquency in respect of the Guaranteed International Obligations or any part thereof, including any right to require the Administrative Agent and the Lenders to sue International, any other guarantor or any other Person obligated with respect to the Guaranteed International Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed International Obligations or any part thereof; provided, however that if at any time any payment of any portion of the Guaranteed International Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of International or otherwise, Midas's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made and whether or not the Administrative Agent or the Lenders are in possession of this guaranty. Credit may be granted or continued to International by the Lenders without notice to or authorization from Midas regardless of International's financial or other condition at the time of such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Midas their assessments of the financial condition of International.

     13.3 Midas hereby agrees that, to the fullest extent permitted by law, its obligations hereunder shall be continuing, absolute and unconditional under any and all circumstances and not subject to any reduction, limitation, impairment, termination, defense (other than indefeasible payment in full), setoff, counterclaim or recoupment whatsoever (all of which are hereby expressly waived by it to the fullest extent permitted by law), whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise. This guaranty is a guaranty of payment and not of collection, is a primary obligation of Midas and not one of surety. The validity and enforceability of this guaranty shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed International Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed International Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy or of any default with respect to the Guaranteed International Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other guaranties with respect to the Guaranteed International Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed International Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed International Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed International Obligations, any part thereof or amounts which are not covered by this guaranty even though the Administrative Agent and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed International Obligations or to amounts which are not covered by this guaranty; (g) any change in the ownership of International or the insolvency, bankruptcy or any other change in the legal status of International; (h) any change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed International Obligations; (i) the failure of Midas or International to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed International Obligations or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed International Obligations or this guaranty; (j) the existence of any claim, setoff or other rights which Midas may have at any time against International, or any other Person in connection herewith or an unrelated transaction; (k) the Lenders' election, in any case or proceeding instituted under chapter 11 of the United States Bankruptcy Code, of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (l) any borrowing, use of cash collateral, or grant of a security interest by International, as debtor in possession, under Section 363 or 364 of the United States Bankruptcy Code; (m) the disallowance of all or any portion of any of the Lenders' claims for repayment of the Guaranteed International Obligations under Section 502 or 506 of the United States Bankruptcy Code; or (n) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor; all whether or not Midas shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (n) of this paragraph. It is agreed that Midas's liability hereunder is several and independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed International Obligations or any part thereof and that Midas's liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by International of the Guaranteed International Obligations in the manner agreed upon between International and the Administrative Agent and the Lenders.

     13.4 Midas authorizes the Lenders to take any action or exercise any remedy with respect to any collateral from time to time securing the Guaranteed International Obligations, which the Lenders in their sole discretion shall determine, without notice to Midas. Notwithstanding any reference herein to any collateral securing any of the Guaranteed International Obligations, it is acknowledged that, on the date hereof, neither Midas nor any of its Subsidiaries has granted, or has any obligation to grant, any security interest in or other lien on any of its property as security for the Guaranteed International Obligations.

     13.5 In the event the Lenders in their sole discretion elect to give notice of any action with respect to any collateral securing the Guaranteed International Obligations or any part thereof, ten (10) days' prior written notice to Midas at the address as provided in Article XV shall be deemed reasonable notice of any matters contained in such notice. Midas consents and agrees that neither Administrative Agent nor the Lenders shall be under any obligation to marshall any assets in favor of Midas or against or in payment of any or all of the Guaranteed International Obligations.

     13.6 In the event that acceleration of the time for payment of any of the Guaranteed International Obligations is stayed upon the insolvency, bankruptcy or reorganization of International, or otherwise, all such amounts shall nonetheless be payable by Midas forthwith upon demand by the Administrative Agent or the Lenders. Midas further agrees that, to the extent that International makes a payment or payments to any of the Lenders on the Guaranteed International Obligations, or the Administrative Agent or the Lenders receive any proceeds of collateral securing the Guaranteed International Obligations, which payment or receipt of proceeds or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be returned or repaid to International, its estate, trustee, receiver, debtor in possession or any other party, including, without limitation, Midas, under any insolvency or bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment, return or repayment, the obligation or part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date when such initial payment, reduction or satisfaction occurred.

     13.7 Midas agrees that, as between Midas on the one hand, and the Lenders and the Administrative Agent, on the other hand, the obligations of International guaranteed under this Article XIII may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 8.1 hereof for purposes of this Article XIII, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting International or otherwise) preventing such declaration as against International and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by International) shall forthwith become due and payable by Midas for purposes of this Article XIII.

     13.8 No delay on the part of the Administrative Agent or the Lenders in the exercise of any right, power or remedy shall preclude any further exercise thereof; nor shall any amendment, supplement, modification or waiver of any of the terms or provisions of this Guaranty be binding upon the Administrative Agent or the Lenders, except as expressly set forth in a writing duly signed and delivered on the Lenders' behalf by the Administrative Agent. The failure by the Administrative Agent or the Lenders at any time or times hereafter to require strict provisions, warranties, terms and conditions contained in any promissory note, security agreement, agreement, guaranty, instrument or document now or at any time or times hereafter executed pursuant to the terms of, or in connection herewith, by International or Midas and delivered to the Administrative Agent or the Lenders shall not waive, affect or diminish any right of the Administrative Agent or the Lenders at any time or times hereafter to demand strict performance thereof, and such right shall not be deemed to have been waived by any act or knowledge of the Administrative Agent or the Lenders, their Administrative Agents, officers or employees, unless such waiver is contained in an instrument in writing duly signed and delivered on the Lenders' behalf by the Administrative Agent. No waiver by the Administrative Agent or the Lenders of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Administrative Agent or the Lenders permitted hereunder shall in any way affect or impair the Administrative Agent's or the Lenders' rights or powers, or the obligations of Midas under this guaranty. Any determination by a court of competent jurisdiction of the amount of any Guaranteed International Obligations owing by International to the Lenders shall be conclusive and binding on Midas irrespective of whether Midas was a party to the suit or action in which such determination was made.

     13.9 In addition to and without limitation of any rights, powers or remedies of the Administrative Agent or the Lenders under applicable law, any time after maturity of the Guaranteed International Obligations, whether by acceleration or otherwise, the Administrative Agent or the Lenders may, in their sole discretion, with notice after the fact to Midas and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of the Guaranteed International Obligations (a) any indebtedness due or to become due from any of the Lenders to Midas, and (b) any moneys, credits or other property belonging to Midas

(including all account balances, whether provisional or final and whether or not collected or available) at any time held by or coming into the possession of any of the Administrative Agent or any Lender whether for deposit or otherwise.

     13.10 This Guaranty shall bind Midas and its successors and assigns and shall inure to the benefit of the Administrative Agent, the Lenders and their successors and assigns. All references herein to International shall be deemed to include its successors and assigns including, without limitation, a receiver, trustee or debtor in possession of or for International.

     13.11 It is understood that while the amount of the Guaranteed International Obligations guaranteed hereby is not limited, if in any action or proceeding involving any state, federal or foreign bankruptcy, insolvency or other law affecting the rights or creditors generally, this guaranty would be held or determined to be void, invalid or unenforceable on account of the amount of the aggregate liability under this guaranty, then, notwithstanding any other provision of this guaranty to the contrary, the aggregate amount of such liability shall, without any further action of the Agent, the Lenders or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

     13.12 This guaranty shall continue in effect until the date on which all of the Guaranteed International Obligations have been paid in full.

                                  ARTICLE XIV

                           GUARANTY OF INTERNATIONAL

     14.1 For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make advances to Midas as a Borrower, International hereby absolutely, irrevocably and unconditionally guarantees prompt, full and complete payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future obligations of Midas to the Administrative Agent, the Lenders and any holder of a Note, an Advance, or any other Obligation under or with respect to the Loan Documents, whether for principal, interest, fees, expenses or otherwise (collectively, the "Guaranteed Midas Obligations").

     14.2 International waives notice of the acceptance of this guaranty and of the extension, incurrence or continuation of the Guaranteed Midas Obligations or any part thereof. International further waives all setoffs and counterclaims and presentment, protest, notice of notices delivered or demand made on International (except for any notice of demand or acceleration under Section 8.1), filing of claims with a court in the event of receivership, bankruptcy or reorganization of Midas or action or delinquency in respect of the Guaranteed Midas Obligations or any part thereof, including any right to require the Administrative Agent and the Lenders to sue Midas, any other guarantor or any other Person obligated with respect to the Guaranteed Midas Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Midas Obligations or any part thereof; provided, however that if at any time any payment of any portion of the Guaranteed Midas Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Midas or otherwise, International's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made and whether or not the Administrative Agent or the Lenders are in possession of this guaranty. Credit may be granted or continued to Midas by the Lenders without notice to or authorization from International regardless of Midas's financial or other condition at the time of such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with International their assessments of the financial condition of Midas.

     14.3 International hereby agrees that, to the fullest extent permitted by law, its obligations hereunder shall be continuing, absolute and unconditional under any and all circumstances and not subject to any reduction, limitation, impairment, termination, defense (other than indefeasible payment in full), setoff, counterclaim or recoupment whatsoever (all of which are hereby expressly waived by it to the fullest extent permitted by law), whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise. This guaranty is a guaranty of payment and not of collection, is a primary obligation of International and not one of surety, The validity and enforceability of this guaranty shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Midas Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Midas Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Midas Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other guaranties with respect to the Guaranteed Midas Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Midas Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Midas Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Midas Obligations, any part thereof or amounts which are not covered by this guaranty even though the Administrative Agent and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Midas Obligations or to amounts which are not covered by this guaranty; (g) any change in the ownership of Midas or the insolvency, bankruptcy or any other change in the legal status of Midas; (h) any change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Midas Obligations; (i) the failure of Midas or International to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Midas Obligations or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Midas Obligations or this guaranty; (j) the existence of any claim, setoff or other rights which International may have at any time against Midas, or any other Person in connection herewith or an unrelated transaction; (k) the Lenders' election, in any case or proceeding instituted under chapter 11 of the United States Bankruptcy Code, of the application of
Section 1111(b)(2) of the United States Bankruptcy Code; (l) any borrowing, use of cash collateral, or grant of a security interest by Midas, as debtor in possession, under Section 363 or 364 of the United States Bankruptcy Code; (m) the disallowance of all or any portion of any of the Lenders' claims for repayment of the Guaranteed Midas Obligations under Section 502 or 506 of the United States Bankruptcy Code; or
(n) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor; all whether or not International shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (n) of this paragraph. It is agreed that International's liability hereunder is several and independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Midas Obligations or any part thereof and that International's liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by Midas of the Guaranteed Midas Obligations in the manner agreed upon between Midas and the Administrative Agent and the Lenders.

     14.4 International authorizes the Lenders to take any action or exercise any remedy with respect to any collateral from time to time securing the Guaranteed Midas Obligations, which the Lenders in their sole discretion shall determine, without notice to International. Notwithstanding any reference herein to any collateral securing any of the Guaranteed Midas Obligations, it is acknowledged that, on the date hereof, neither International nor any of its Subsidiaries has granted, or has any obligation to grant, any security interest in or other lien on any of its property as security for the Guaranteed Midas Obligations.

     14.5 In the event the Lenders in their sole discretion elect to give notice of any action with respect to any collateral securing the Guaranteed Midas Obligations or any part thereof, ten (10) days' prior written notice to International at the address as provided in Article XV shall be deemed reasonable notice of any matters contained in such notice. International consents and agrees that neither Administrative Agent nor the Lenders shall be under any obligation to marshall any assets in favor of International or against or in payment of any or all of the Guaranteed Midas Obligations.

     14.6 In the event that acceleration of the time for payment of any of the Guaranteed Midas Obligations is stayed upon the insolvency, bankruptcy or reorganization of Midas, or otherwise, all such amounts shall nonetheless be payable by International forthwith upon demand by the Administrative Agent or the Lenders. International further agrees that, to the extent that International makes a payment or payments to any of the Lenders on the Guaranteed Midas Obligations, or the Administrative Agent or the Lenders receive any proceeds of collateral securing the Guaranteed Midas Obligations, which payment or receipt of proceeds or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be returned or repaid to such International, its estate, trustee, receiver, debtor in possession or any other party, including, without limitation, International, under any insolvency or bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment, return or repayment, the obligation or part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date when such initial payment, reduction or satisfaction occurred.

     14.7 International agrees that, as between International on the one hand, and the Lenders and the Administrative Agent, on the other hand, the obligations of International guaranteed under this Article XIV may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 8.1 hereof for purposes of this Article XIV, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting Midas or otherwise) preventing such declaration as against Midas and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by International) shall forthwith become due and payable by International for purposes of this Article XIV.

     14.8 No delay on the part of the Administrative Agent or the Lenders in the exercise of any right, power or remedy shall preclude any further exercise thereof; nor shall any amendment, supplement, modification or waiver of any of the terms or provisions of this Guaranty be binding upon the Administrative Agent or the Lenders, except as expressly set forth in a writing duly signed and delivered on the Lenders' behalf by the Administrative Agent. The failure by the Administrative Agent or the Lenders at any time or times hereafter to require strict provisions, warranties, terms and conditions contained in any promissory note, security agreement, agreement, guaranty, instrument or document now or at any time or times hereafter executed pursuant to the terms of, or in connection herewith, by International or Midas and delivered to the Administrative Agent or the Lenders shall not waive, affect or diminish any right of the Administrative Agent or the Lenders at any time or times hereafter to demand strict performance thereof, and such right shall not be deemed to have been waived by any act or knowledge of the Administrative Agent or the Lenders, their Administrative Agents, officers or employees, unless such waiver is contained in an instrument in writing duly signed and delivered on the Lenders' behalf by the Administrative Agent. No waiver by the Administrative Agent or the Lenders of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Administrative Agent or the Lenders permitted hereunder shall in any way affect ir impair the Administrative Agent's or the Lenders' rights or powers, or the obligations of International under this guaranty. Any determination by a court of competent jurisdiction of the amount of any Guaranteed Midas Obligations owing by Midas to the Lenders shall be conclusive and binding on International irrespective of whether International was a party to the suit or action in which such determination was made.

     14.9 In addition to and without limitation of any rights, powers or remedies of the Administrative Agent or the Lenders under applicable law, any time after maturity of the Guaranteed Midas Obligations, whether by acceleration or otherwise, the Administrative Agent or the Lenders may, in their sole discretion, with notice after the fact to International and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of the Guaranteed Midas Obligations (a) any indebtedness due or to become due from any of the Lenders to International, and
(b) any moneys, credits or other property belonging to International (including all account balances, whether provisional or final and whether or not collected or available) at any time held by or coming into the possession of any of the Administrative Agent or any Lender whether for deposit or otherwise.

     14.10 This Guaranty shall bind International and its successors and assigns and shall inure to the benefit of the Administrative Agent, the Lenders and their successors and assigns. All references herein to Midas shall be deemed to include its successors and assigns including, without limitation, a receiver, trustee or debtor in possession of or for Midas.

     14.11 It is understood that while the amount of the Guaranteed Midas Obligations guaranteed hereby is not limited, if in any action or proceeding involving any state, federal or foreign bankruptcy, insolvency or other law affecting the rights or creditors generally, this guaranty would be held or determined to be void, invalid or unenforceable on account of the amount of the aggregate liability under this guaranty, then, notwithstanding any other provision of this guaranty to the contrary, the aggregate amount of such liability shall, without any further action of the Agent, the Lenders or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

     14.12 This Guaranty shall continue in effect until the date on which all of the Guaranteed Midas Obligations have been paid in full.

                                  ARTICLE XV

                                    NOTICES

     15.1. Notices. Except as otherwise permitted by Section 2.12 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of each Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or in its administrative questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and Midas in accordance with the provisions of this Section 15.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, or (ii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section.

     15.2. Change of Address. Either Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                          [signature pages to follow]

     IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

                                    MIDAS, INC.


                                    By:
                                       -----------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Title:
                                          --------------------------------------

                                            Address:   225 North Michigan Avenue
                                                       Chicago, Illinois 60611
                                                       Attn: R. Lee Barclay

                                            Telecopy:  (312) 565-3994
                                            Telephone: (312) 565-7810


                                    MIDAS INTERNATIONAL CORPORATION


                                    By:
                                       -----------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Title:
                                          --------------------------------------

                                    Address:  225 North Michigan Avenue
                                              Chicago, Illinois 60611
                                              Attn: R. Lee Barclay

                                    Telecopy:  (312) 565-3994
                                    Telephone: (312) 565-7810

Commitment:    $50,000,000          THE FIRST NATIONAL BANK OF CHICAGO,
                                    Individually and as Administrative Agent


                                    By:
                                       -----------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Title:
                                          --------------------------------------

                                          Address:  One First National Plaza
                                                    Chicago, Illinois 60670
                                                    Attn: Deborah Stevens

                                          Telecopy:  (312) 732-1117
                                          Telephone: (312) 732-2532

Commitment:    $35,000,000          CREDIT SUISSE FIRST BOSTON,
                                    Individually and as Co-Agent

                                    By:
                                       -----------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Title:
                                          --------------------------------------


                                    By:
                                       -----------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Title:
                                          --------------------------------------

                                          Address:   227 West Monroe, 40th Floor
                                                     Chicago, Illinois 60606
                                                     Attn: John S. Marlatt

                                          Telecopy:  (312) 630-0359
                                          Telephone: (312) 630-0086


                                    with a copy to:

                                          Address:   11 Madison Avenue
                                                     New York, New York 10010
                                                     Attn: Chris Horgan

                                          Telecopy:  (212) 325-8309
                                          Telephone: (212) 325-9157

Commitment:    $25,000,000          ABN AMRO BANK N.V.

                                    By:
                                       -----------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Title:
                                          --------------------------------------


                                    By:
                                       -----------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Title:
                                          --------------------------------------


                                          Address:   135 South LaSalle Street
                                                     Chicago, Illinois 60603
                                                     Attn: David E. Collignon

                                          Telecopy:  (312) 606-8425
                                          Telephone: (312) 904-6973

Commitment:    $25,000,000          BANQUE NATIONALE DE PARIS - CHICAGO

                                    By:
                                       -----------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Title:
                                          --------------------------------------


                                    By:
                                       -----------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Title:
                                          --------------------------------------


                                          Address:   209 South LaSalle Street
                                                     Suite 500
                                                     Chicago, Illinois 60604
                                                     Attn: Jo Ellen Bender

                                          Telecopy:  (312) 977-1380
                                          Telephone: (312) 977-2225

Commitment:    $25,000,000          THE FUJI BANK, LIMITED

                                    By:
                                       -----------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Title:
                                          --------------------------------------

                                          Address:   225 West Wacker Drive
                                                     Suite 2000
                                                     Chicago, Illinois 60606
                                                     Attn: James S. Bell

                                          Telecopy:  (312) 621-0539
                                          Telephone: (312) 621-0526

Commitment:    $25,000,000          THE NORTHERN TRUST COMPANY

                                    By:
                                       -----------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Title:
                                          --------------------------------------

                                          Address:   50 LaSalle Street
                                                     Chicago, Illinois 60675
                                                     Attn: James F.T. Monhart

                                          Telecopy:  (312) 444-5055
                                          Telephone: (312) 444-5646

Commitment:    $15,000,000          MERCANTILE BANK NATIONAL ASSOCIATION

                                    By:
                                       -----------------------------------------
                                    Print Name:
                                               ---------------------------------
                                    Title:
                                          --------------------------------------

                                          Address:   One Mercantile Center
                                                     Tram 12-3
                                                     St. Louis, MO 63101
                                                     Attn: David F. Higbee

                                          Telecopy:  (314) 425-2203
                                          Telephone: (314) 425-1967




Initial Aggregate
Commitment          $200,000,000
                    ===========

Document Number: MIDASCR.AGR
8-7-98/10:31AM

                                     -80-